Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

CHW ACQUISITION CORPORATION,

CHW MERGER SUB INC.

and

WAG LABS, INC.

Dated as of February 2, 2022

i

Exhibit A	Form of Domesticated SPAC Certificate of Incorporation
Exhibit B	Form of Domesticated SPAC Bylaws
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Amended and Restated Registration Rights Agreement
Exhibit E	Form of Written Consent
Exhibit F	Non-Continuing SPAC Officers and Directors
Schedule A	Company Knowledge Parties
Schedule B	Key Company Stockholders
Schedule C-1	Director Nominees
Schedule C-2	Board Observer Nominees

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of February 2, 2022 (this “Agreement”), is entered into by and among CHW Acquisition Corporation, a Cayman Islands exempted company (“SPAC”), CHW Merger Sub Inc., a Delaware corporation and wholly owned direct subsidiary of SPAC (“Merger Sub”), and Wag Labs, Inc., a Delaware corporation (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Cayman Islands Companies Act (as revised) (the “Companies Act”), SPAC and the Company will enter into a business combination transaction pursuant to which (a) on the Domestication Closing Date, SPAC will domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and the Companies Act (the “Domestication” and SPAC, following the Domestication, is sometimes referred to herein as the “Domesticated SPAC”) and (b) on the Acquisition Closing Date, Merger Sub will merge with and into the Company (the “Acquisition Merger” and, together with the Domestication, the “Merger Steps”), with the Company surviving the Acquisition Merger as a wholly owned subsidiary of SPAC (the Company, in its capacity as the surviving corporation of the Acquisition Merger, is sometimes referred to herein as the “Surviving Subsidiary Corporation”);

WHEREAS, concurrently with the Domestication, SPAC will adopt and file the Domesticated SPAC Certificate of Incorporation with the Secretary of State of Delaware, pursuant to which SPAC will change its name to a name to be agreed between the Company and SPAC, and adopt the Domesticated SPAC Bylaws;

WHEREAS, upon adoption of the Domesticated SPAC Certificate of Incorporation, all outstanding equity interests of SPAC shall be recapitalized such that (i) each SPAC Unit shall be canceled and converted into one unit of the Domesticated SPAC, with each such unit representing one share of Domesticated SPAC Common Stock and one Assumed SPAC Warrant; (ii) each SPAC Ordinary Share is automatically converted into one share of Domesticated SPAC Common Stock, and (iii) each SPAC Warrant is converted into an Assumed SPAC Warrant;

WHEREAS, for U.S. federal income Tax purposes, (a) it is intended that (i) the Domestication qualify as a “reorganization” described in Section 368(a)(1)(F) of the Code to which SPAC is a party within the meaning of Section 368(b) of the Code and (ii) the Acquisition Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which the Domesticated SPAC, Merger Sub and the Company are parties within the meaning of Section 368(b) of the Code; and (b) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Transactions (including the Merger Steps) are fair to, and in the best interests of, the Company and its stockholders, (b) approved and adopted this Agreement and the Transactions (including the Merger Steps) and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Transactions (including the Merger Steps) and directed that this Agreement and the Transactions (including the Merger Steps) be submitted for consideration by the Company’s stockholders (the “Company Recommendation”);

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that this Agreement and the Transactions (including the Merger Steps and the Private Placements) are fair to, and in the best interests of, SPAC, (b) approved and adopted this Agreement and the Transactions (including the Merger Steps and the Private Placements) and declared their advisability, and (c) recommended that the shareholders of SPAC approve and adopt this Agreement and approve the Transactions (including the Merger Steps and the Private Placements), and directed that this Agreement and the Transactions (including the Merger Steps and the Private Placements) be submitted for consideration by the shareholders of SPAC at the SPAC Shareholders’ Meeting;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that this Agreement and the Acquisition Merger are fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) approved and adopted this Agreement and the Transactions (including the Acquisition Merger) and declared their advisability, and (c) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Transactions (including the Acquisition Merger) and directed that this Agreement and the Transactions (including the Acquisition Merger) be submitted for consideration by the sole stockholder of Merger Sub;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Company and the Key Company Stockholders, as Company stockholders holding shares of Company Stock sufficient to constitute the Requisite Company Stockholder Approval, are entering into the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders will vote their shares of Company Stock in favor of this Agreement and the Transactions (including the Merger Steps);

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC and the Key Company Stockholders are entering into the Lock-Up Agreement, dated as of the date hereof in the form attached hereto as Exhibit C (the “Lock-Up Agreement”);

WHEREAS, in connection with the Acquisition Closing, certain shareholders of SPAC and certain stockholders of the Company shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit D;

WHEREAS, in connection with this Agreement, the Company is entering into those certain Series P Subscription Agreements, pursuant to which the Company has agreed to sell shares of Company Series P Preferred Stock to certain investors in a private placement or placements subject to the conditions set forth therein in an aggregate amount equal to the Series P Investment Amount (such series of transactions collectively the “Series P Investment Transaction”);

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC is entering into the Commitment Letter (the “Commitment Letter”) with the Debt Financing Sources party thereto, pursuant to which such Debt Financing Sources have committed to lend, and SPAC has agreed to borrow, debt financing upon the terms and subject to the conditions set forth therein (such transaction, the “Financing”);

WHEREAS, SPAC, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements (the “Subscription Agreements”) with certain investors (“PIPE Investors”) pursuant to which PIPE Investors, subject to the terms and conditions set forth therein, have agreed to either (a) purchase shares of Domesticated SPAC Common Stock at a purchase price of $10.00 per share in a private placement or placements to be consummated on the Acquisition Closing Date prior to the Acquisition Merger Effective Time, or (b) purchase an equivalent number of shares of Domesticated SPAC Common Stock on the open market prior to the Acquisition Merger Effective Time (in either case, the “Private Placements”);

WHEREAS, concurrently with the execution and delivery of this Agreement, CHW Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and Jonah Raskas and Mark Grundman (collectively, the “SPAC Founder Shareholders”) have entered into a letter agreement with the Company and SPAC (the “SPAC Founders Stock Letter”), pursuant to which the SPAC Founder Shareholders have agreed to, among other things, (i) vote all SPAC Ordinary Shares held by them in favor of the adoption and approval of this Agreement and the Transactions (including the Merger Steps), (ii) certain restrictions and forfeiture provisions with respect to their SPAC Ordinary Shares and (iii) be bound by the provisions set forth in Section 7.01; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01            Certain Definitions. For purposes of this Agreement:

“Adjusted Company Outstanding Shares” means, with respect to each Triggering Event (or the date on which a Change of Control occurs as described in Section 3.03(c)(ii)- (iv)), the sum of (i) the Company Outstanding Shares as of immediately prior to the Acquisition Merger Effective Time, plus (ii) the number of shares of Company Common Stock issuable upon exercise or settlement of all Company Options (assuming cash settlement of such Company Options) and Company RSU Awards that are outstanding, whether vested or unvested, immediately prior to the Acquisition Merger Effective Time, minus (iii) the number of shares of Company Common Stock issuable upon exercise or settlement of Company Options or Company RSU Awards held as of immediately prior to the Acquisition Merger Effective Time by a holder of Management Earnout RSUs.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Registration Rights Agreement, the SPAC Founders Stock Letter, the Stockholder Support Agreement, the Lock-Up Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Business Combination” has the meaning ascribed to such term in the SPAC Articles of Association.

“Business Data” means all business information and data that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY, San Francisco, CA or George Town, Cayman Islands; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), communications and telecommunications networks, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service” or installed on premises, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), and applicable rules, regulations and guidance, in each case, as amended.

“Change of Control” means any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than the Domesticated SPAC or the Surviving Subsidiary Corporation), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing more than fifty percent (50%) of the voting power of or economic rights or interests in the Domesticated SPAC or the Surviving Subsidiary Corporation; (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the board of directors of the Domesticated SPAC immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (ii) the voting securities of the Domesticated SPAC or the Surviving Subsidiary Corporation immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof; or (c) the result of which is a sale of all or substantially all of the assets of the Domesticated SPAC or the Surviving Subsidiary Corporation to any person.

“Company Certificate of Incorporation” means the Seventh Amended and Restated Certificate of Incorporation of the Company dated January 28, 2022, as the same may be amended, supplemented or modified from time to time.

“Company Common Stock” means the shares of the Company’s Common Stock, par value $0.0001 per share.

“Company Community Share Amount” means 300,000.

“Company Community Shares” means the shares of Domesticated SPAC Common Stock that may be issued by Domesticated SPAC pursuant to Section 7.19.

“Company Equity Incentive Plan” means the Company’s 2014 Stock Plan as such may have been amended, supplemented or modified from time to time.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary and used in the conduct of the business of the Company and its Company Subsidiaries.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (x) would have a material adverse effect on the business, financial condition, assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (y) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger Steps or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement, and including any impact of such pandemics on the health of any officer, employee or consultant of the Company or any Company Subsidiary); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or at the request of, or with the written consent of, SPAC; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger Steps or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); or (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Company Material Adverse Effect), except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other similarly situated participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Merger Shares” means a number of shares equal to (i) the Company Valuation divided by (ii) $10.00.

“Company Options” means all outstanding options to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested, granted under the Company Equity Incentive Plan or otherwise. For the avoidance of doubt, “Company Options” shall not include any “Company Warrants.”

“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the Acquisition Merger Effective Time, and including, for the avoidance of doubt, the number of shares of Company Common Stock issuable upon the Conversion.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Stock” means the Company Series Seed Preferred Stock, Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock, and the Company Series P Preferred Stock.

“Company RSU Awards” means all outstanding restricted stock unit awards covering shares of Company Common Stock, whether or not vested, granted pursuant to the Company Equity Incentive Plan or otherwise.

“Company Series A Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series A Preferred Stock in the Company Certificate of Incorporation.

“Company Series B Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series B Preferred Stock in the Company Certificate of Incorporation.

“Company Series C Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series C Preferred Stock in the Company Certificate of Incorporation.

“Company Series P Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series P Preferred Stock in the Company Certificate of Incorporation.

“Company Series Seed Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series Seed Preferred Stock in the Company Certificate of Incorporation

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Subsidiary” means each subsidiary of the Company.

“Company Transaction Expenses” means the aggregate fees, costs and expenses incurred by, or attributable to, the Company in connection with the Transactions, including: (a) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by the Company (or its equityholders) through the Acquisition Closing Date in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, and the consummation of the transactions contemplated hereby and thereby (including due diligence and the Domestication) or in connection with the Company’s pursuit of the transactions contemplated by this Agreement, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with; (b) any liability of the Company in the nature of compensation under any sale, change-of-control, “stay around,” retention, “single trigger” severance or similar bonus or payment plans or similar arrangements paid or payable to current or former directors, officers or employees of the Company solely as a result of or in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, as well as the employer share of any payroll, social security, unemployment or other Taxes with respect thereto; and (c) solely in the event that the Acquisition Merger is consummated, any fees, costs and expenses incurred or payable in connection with the Financing, including the “Commitment Fee” (as defined in the Fee Letter), the “Ticking Fee” (as defined in the Fee Letter), the “Alternate Transaction Fee” (as defined in the Fee Letter), and any other commitment or other fees or other inducements related thereto. For the avoidance of doubt, if the Acquisition Merger is not consummated and this Agreement is validly terminated pursuant to the terms herein, any fees, costs and expenses with respect to the Financing described in clause (c) of the foregoing sentence, except to the extent otherwise agreed in writing between the Company and the Debt Financing Sources, shall be borne solely by SPAC and shall not be Company Transaction Expenses.

“Company Valuation” means $300,000,000.

“Company Voting Agreement” means that certain Fourth Amended and Restated Voting Agreement, dated as of December 16, 2019, by and among the Company and the parties named therein.

“Company Warrants” means the outstanding warrants to purchase shares of Company Common Stock.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (a) the Company or the Company Subsidiaries that is not already generally available to the public, or (b) any Suppliers or customers of the Company or any Company Subsidiaries, in each case that either (x) the Company or the Company Subsidiaries are bound to keep confidential or (y) with respect to clause (a), the Company or the applicable Company Subsidiary purport to maintain as a trade secret under applicable Laws.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Converted Shares” means the shares of Domesticated SPAC Common Stock issuable to holders of SPAC Ordinary Shares and SPAC Units in accordance with Section 3.01(a).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “work from home,” workforce reduction, social distancing, shut down, closure, sequester, safety or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“CPI” means Compare Pet Insurance Services, Inc., a Delaware corporation and a Company Subsidiary.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse or otherwise protect the Business Systems.

“Domesticated SPAC Common Stock” means the common stock, par value $0.0001 per share, of the Domesticated SPAC.

“Earnout Period” means the time period between the Acquisition Closing Date and the three-year anniversary of the Acquisition Closing Date.

“EIDL” means that certain Economic Injury Disaster Loan (SBA Loan #5014357804) in the original principal amount of $59,500.00 issued to CPI pursuant to that certain Loan Authorization and Agreement, dated May 29, 2020, by and between the U.S. Small Business Association and CPI, and as amended by that certain Letter Agreement, dated November 30, 2020.

“Eligible Company Equityholders” means, with respect to a Triggering Event or a Change of Control, each holder, as of immediately prior to the Acquisition Merger Effective Time, of (a) a share of Company Common Stock (after taking into account the Conversion), or (b) a Company Option or a Company RSU Award, provided that a holder of Management Earnout RSUs shall not be considered an Eligible Company Equityholder in respect of any Company Option or Company RSU Award held by such holder. For the avoidance of doubt, any person who held a Company Option or a Company RSU Award as of the Acquisition Merger Effective Time shall not be required to be employed by the Domesticated SPAC or the Company as of the date of a Triggering Event or a Change of Control, or to be a holder of Exchanged Options or Exchanged RSUs as of the date of a Triggering Event or a Change of Control, in order to be an Eligible Company Equityholder.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, and any bonus, stock option, stock purchase, restricted stock, other equity-based compensation, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten, other than, in any case, any statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority.

“Environmental Attributes” means any and all credits, benefits, emissions reductions, offsets and allowances of any kind, howsoever entitled, resulting from, or attributable to, the renewable nature of electricity production or the avoidance of the emission of any gas, chemical, or other substance to the environment, including (but not limited to) the avoidance of lifecycle greenhouse gas emissions, including (but not limited to) credits associated with California’s Low Carbon Fuel Standard.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (i) Releases or threatened Releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, registration, storage, disposal, remediation or other management of Hazardous Substances or materials containing Hazardous Substances; (iii) pollution or protection of the environment, natural resources or human health and safety; (iv) land use; or (v) the characterization of products or services as renewable, green, sustainable, or similar such claims.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the following ratio (rounded to ten decimal places): (i) the Company Merger Shares divided by (ii) the Company Outstanding Shares.

“Governmental Order” means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Substance(s)” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (iv) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, know-how (including ideas, formulas, compositions and inventions (whether or not patentable or reduced to practice)), and database rights, (v) Internet domain names and social media accounts, (vi) all other intellectual property or proprietary rights of any kind or description, and (vii) copies and tangible embodiments of any of the foregoing, in whatever form or medium.

“Investors’ Rights Agreement” means that certain Fifth Amended and Restated Investors’ Rights Agreement, dated December 16, 2019, by and among the Company and the parties named therein.

“Key Company Stockholders” means the persons and entities listed on Schedule B.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of each persons listed on Schedule A after reasonable inquiry of the individuals with operational responsibility in the functional area of such person, and in the case of SPAC, the actual knowledge of Jonah Raskas and Mark Grundman after reasonable inquiry.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Letter Agreement” means that certain Letter Agreement, dated August 30, 2021, among SPAC, its officers and directors, and the Sponsor.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Management Earnout RSU” means the restricted stock units of the Company to be issued in accordance with Section 7.20.

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Open Source Software” means any software that is distributed (a) as “free software” (as defined by the Free Software Foundation), (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), (c) under any similar licensing or distribution model, or (d) under a license that requires disclosure of source code or requires derivative works based on such software to be made publicly available under the same license.

“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation, or organization of such entity (including the limited liability company agreement of any limited liability company); and (c) any amendment, supplement, or other modification to any of the foregoing.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Per Share Consideration” means the Per Share Merger Consideration and the Per Share Earnout Consideration.

“Per Management Earnout RSU Consideration” means, with respect to each Triggering Event (or the date on which a Change of Control occurs as described in Section 3.03(c)(ii)- (iv)) a number of shares of Domesticated SPAC Common Stock equal to (i) the number of Management Earnout Shares applicable to such Triggering Event or Change of Control, divided by (ii) the total number of Management Earnout RSUs.

“Per Series P Share Consideration” means, with respect to any Person who holds shares of Company Series P Preferred Stock immediately prior to the Acquisition Merger Effective Time, a number of shares of Domesticated SPAC Common Stock equal to the Series P Exchange Ratio.

“Per Share Earnout Consideration” means, with respect to each Triggering Event (or the date on which a Change of Control occurs as described in Section 3.03(c)(ii)- (iv)) a number of shares of Domesticated SPAC Common Stock equal to (i) the number of Earnout Shares applicable to such Triggering Event or Change of Control, divided by (ii) the Adjusted Company Outstanding Shares.

“Per Share Merger Consideration” means, with respect to any Person who holds Company Common Stock immediately prior to the Acquisition Merger Effective Time, a number of shares of Domesticated SPAC Common Stock equal to the Exchange Ratio.

“Permitted Liens” means (i) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens or (ii) Liens for Taxes not yet due and delinquent or, if delinquent, which are being contested in good faith through appropriate actions and for which appropriate reserves have been established in accordance with GAAP.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means all data and information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked directly or indirectly to an identified individual, household or device (e.g., name, address, telephone number, IP address, email address, financial account number, government-issued identifier) or otherwise is subject to any applicable Privacy/Data Security Laws related to the privacy or security of information associated with an individual, household or device.

“PIPE Investment Amount” means $5,000,000.

“PPP Forgiveness Application” means a Paycheck Protection Program Loan Forgiveness Application, SBA Form 3508 with respect to the PPP Loan (together with all certifications set forth therein and all appendices, exhibits, attachments and other documents submitted in connection therewith).

“PPP Lender” means Bank of America, National Association.

“PPP Loan” means the indebtedness of the Company incurred pursuant to that certain Promissory Note, dated August 5, 2020, in the original principal amount of $5,138,342.00, by and between the Company and the PPP Lender.

“PPP Loan Application” means the Paycheck Protection Program Borrower Application Form, SBA Form 2483, submitted by the Company in connection with the PPP Loan, together with all certifications set forth therein and all appendices, exhibits, attachments and other documents submitted in connection therewith.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, Processing, sharing, security, disclosure, destruction or disposal, or transfer of Personal Information, including, the following Laws and their implementing regulations: the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the General Data Protection Regulation (EU) 2016/679, Children’s Online Privacy Protection Act, California Consumer Privacy Act (the “CCPA”), and state data breach notification Laws.

“Processing” shall mean any operation or set of operations which is performed on Personal Information, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, transfer or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Redemption Rights” means the redemption rights provided for in Sections 8 and 48 of the SPAC Articles of Association.

“Registered Intellectual Property” means all Intellectual Property that is the subject of a registration (or an application for registration) with a Governmental Authority or domain name registrar, including domain names.

“Related Person” means, with respect to any specified person, any former, current or future (a) affiliate, equityholder, member, partner, director, manager, officer, employee, agent, representative, heir, successor or assign of such specified person or (b) any affiliate, equityholder, member, partner, director, manager, officer, employee, agent, representative, heir, successor or assign of any person described in the preceding clause (a).

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration in the indoor or outdoor environment, including movement through or in the air, soil, surface water, ground water or property.

“Requisite Company Stockholder Approval” means the requisite consent of the Company’s stockholders under the DGCL and the Company Certificate of Incorporation and bylaws (or any equivalent organizational documents) of the Company to approve this Agreement and the Transactions (including the Merger Steps), which shall require the affirmative vote of (a) the holders of a majority of the outstanding shares of Company Stock, voting together as a single class on an as-converted basis, (b) the holders of at least a majority of the outstanding shares of Company Common Stock and (c) the holders of a majority of the outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted basis.

“Right of First Refusal and Co-Sale Agreement” means that certain Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated December 16, 2019, by and among the Company and the parties named therein.

“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including the U.S. Treasury Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Series P Exchange Ratio” means the following ratio (rounded to ten decimal places): (i) the Series P Merger Shares divided by (ii) the aggregate number of shares of Company Series P Preferred Stock issued and outstanding immediately prior to the Acquisition Merger Effective Time.

“Series P Investment Amount” means an amount equal to (i) $11,000,000 plus (ii) the aggregate proceeds of the issuance of any shares of Company Series P Preferred Stock prior to the Acquisition Merger Effective Time.

“Series P Merger Shares” means a number of shares equal to (i) the Series P Investment Amount divided by (ii) $10.

“Service Provider” means any Person that is an employee, officer, director or individual consultant of the Company or any Company Subsidiary; provided, that no independent contractor providing services through the Company’s proprietary marketplace technology platform shall be included in the definition of Service Provider.

“Software” means all computer programs, applications, middleware, firmware, or other computer software (in object code, bytecode or source code format) and related documentation and materials.

“SPAC Articles of Association” means the Amended and Restated Memorandum and Articles of Association of SPAC, dated August 30, 2021.

“SPAC Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) would have a material adverse effect on the business, financial condition, assets, liabilities or operations of SPAC or (ii) would prevent, materially delay or materially impede the performance by SPAC or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger Steps or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which SPAC operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement, and including any impact of such pandemics on the health of any officer, employee or consultant of the Company or any Company Subsidiary); (e) any actions taken or not taken by the SPAC or Merger Sub as required by this Agreement or at the request of, or with the written consent of, the Company; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger Steps or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); or (g) the accounting treatment of the SPAC Warrants or the Assumed SPAC Warrants (except in the cases of clauses (a) through (d) and clause (g), to the extent that SPAC is disproportionately affected thereby as compared with other similarly situated participants in the industry in which SPAC operates). Notwithstanding the foregoing, the amount of redemptions from the Trust Fund pursuant to the exercise of Redemption Rights shall not be deemed to be a SPAC Material Adverse Effect.

“SPAC Ordinary Shares” means, prior to the Domestication, SPAC’s ordinary shares, par value $0.0001 per share.

“SPAC Organizational Documents” means (a) prior to the Domestication, the SPAC Articles of Association, the Trust Agreement and the SPAC Warrant Agreement and (b) following the Domestication, the Domesticated SPAC Certificate of Incorporation, the Domesticated SPAC Bylaws, the Trust Agreement and the SPAC Warrant Agreement, in each case as amended, modified or supplemented from time to time.

“SPAC Transaction Expenses” means the aggregate fees, costs and expenses incurred by, or attributable to, SPAC in connection with the Transactions, including: (a) only to the extent SPAC is or becomes obligated to pay, has paid or has agreed to pay, all fees, costs, bonuses and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by SPAC through the Acquisition Closing Date in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, and the Registration Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence and the Domestication), in connection with SPAC’s initial public offering (including any deferred underwriting fees) or in connection with SPAC’s pursuit of a Business Combination with the Company, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with; (b) any fees, costs and expenses incurred or payable by SPAC, in connection with entry into the Subscription Agreements and the consummation of the transactions contemplated by the Subscription Agreements and in connection with the negotiation, preparation and execution of the Private Placements, including any commitment or other fees or other inducements related thereto; (c) all fees, costs and expenses payable pursuant to the SPAC Tail Policy; (d) any fees, costs and expenses incurred or payable by SPAC in connection with capital markets research coverage; (e) all filing fees paid or payable to a Governmental Authority in connection with any filing made under the Antitrust Laws, if required; (f) all Transfer Taxes; and (g) solely in the event that the Acquisition Merger is not consummated and this Agreement is validly terminated pursuant to the terms herein, and except to the extent otherwise agreed in writing between the Company and the Debt Financing Sources, any fees, costs and expenses incurred or payable in connection with the Financing, including the “Commitment Fee” (as defined in the Fee Letter), the “Ticking Fee” (as defined in the Fee Letter), the “Alternate Transaction Fee” (as defined in the Fee Letter), and any other commitment or other fees or other inducements related thereto.

“SPAC Unit” means, prior to the Domestication, one SPAC Ordinary Share and one SPAC Warrant.

“SPAC Warrant Agreement” means that certain warrant agreement dated August 30, 2021, by and between SPAC and Vstock Transfer, LLC, as amended, modified or supplemented from time to time.

“SPAC Warrants” means, prior to the Domestication, whole warrants to purchase SPAC Ordinary Shares as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one SPAC Ordinary Share at an exercise price of $11.50.

“Subsidiary” means, with respect to a person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Supplier” means any person that supplies inventory or other materials or personal property, Software, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Tax” or “Taxes” means any and all taxes, duties, levies or other similar governmental assessments, charges and fees in the nature of a tax imposed by any Governmental Authority, including, but not limited to, any federal, state, local or non-United States net income, estimated, alternative minimum, gross income, business, occupation, corporate, capital, profits, branch, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, compensation, utility, social security (or similar), premium, disability, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, capital stock, goods and services, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Governmental Authority.

“Trading Day” means any day on which shares of Domesticated SPAC Common Stock are actually traded on the principal securities exchange or securities market on which shares of Domesticated SPAC Common Stock are then traded.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule and the Ancillary Agreements.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury Regulations issued pursuant to the Code.

“Triggering Event I” means the date on which the daily volume-weighted average sale price of one share of Domesticated SPAC Common Stock quoted on the Nasdaq (or the exchange on which the shares of Domesticated SPAC Common Stock are then listed) is greater than or equal to $12.50 for any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period within the Earnout Period.

“Triggering Event II” means the date on which the daily volume-weighted average sale price of one share of Domesticated SPAC Common Stock quoted on the Nasdaq (or the exchange on which the shares of Domesticated SPAC Common Stock are then listed) is greater than or equal to $15.00 for any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period within the Earnout Period.

“Triggering Event III” means the date on which the daily volume-weighted average sale price of one share of Domesticated SPAC Common Stock quoted on the Nasdaq (or the exchange on which the shares of Domesticated SPAC Common Stock are then listed) is greater than or equal to $18.00 for any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period within the Earnout Period.

“Triggering Events” means Triggering Event I, Triggering Event II and Triggering Event III, collectively.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the Transactions.

Section 1.02           Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acquisition Closing	§ 2.02(b)
Acquisition Closing Date	§ 2.02(b)
Acquisition Merger	Recitals
Acquisition Merger Effective Time	§ 2.02(a)
Action	§ 4.09
Agreement	Preamble
Alternative Financing	§ 6.03(b)
Alternative Transaction	§ 7.01(a)
Alternative Transaction Structure	§ 7.14(a)
Antitrust Laws	§ 7.12(a)
Assumed SPAC Warrant	§ 3.01(a)(ii)
Assumed Warrant	§ 3.01(d)

Defined Term	Location of Definition
Audited Annual Financial Statements	§ 4.07(a)
Audited Financial Statements	§ 7.17
Blue Sky Laws	§ 4.05(b)
Certificates	§ 3.02(b)(i)
Claims	§ 6.04
Cleary	§ 10.12(b)
COBRA	§ 4.10(e)
Code	§ 3.02(h)
Commitment Letter	Recitals
Commitment Papers	§ 5.22(a)
Companies Act	Recitals
Company	Preamble
Company Board	Recitals
Company Closing Statement	§ 3.04
Company D&O Insurance	§ 7.07(c)
Company Disclosure Schedule	Article IV
Company Group	§ 10.12(b)
Company Interested Party Transaction	§ 4.20(a)
Company Permit	§ 4.06
Company Recommendation	Recitals
Company Source Code	§ 4.13(f)
Confidentiality Agreement	§ 7.05(b)
Contracting Parties	§ 10.11
Conversion	§ 3.01(b)
Data Security Requirements	§ 4.13(h)
D&O Indemnitees	§ 7.07(a)
D&O Insurance	§ 7.07(c)
Debt Financing Sources	§ 5.22(a)
Definitive Agreements	§ 6.03(a)
DGCL	Recitals
Domesticated SPAC	Recitals
Domesticated SPAC Bylaws	§ 2.04(b)
Domesticated SPAC Certificate of Incorporation	§ 2.04(a)
Domesticated SPAC Organizational Documents	§ 2.04(b)
Domestication	Recitals
Domestication Closing	§ 2.02(b)
Domestication Closing Date	§ 2.02(b)
Earnout Shares	§ 3.03(a)
Environmental Permits	§ 4.15
ERISA Affiliate	§ 4.10(c)
ESPP	§ 7.06
ESPP Proposal	§ 7.02(a)
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Exchanged Option	§ 3.01(e)
Exchanged RSU Award	§ 3.01(f)
Fee Letter	§ 5.22(a)

Defined Term	Location of Definition
Financial Statements	§ 4.07(b)
Financing	Recitals
GAAP	§ 4.07(a)
Governmental Authority	§ 4.05(b)
Health Plan	§ 4.10(j)
Insurer	§ 4.22(a)
IRS	§ 4.10(b)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Letter of Transmittal	§ 3.02(b)(i)
Lock-Up Agreement	Recitals
Management Earnout Shares	§ 3.03(a)
Material Contracts	§ 4.16(a)
Maximum Annual Premium	§ 7.07(c)
McDermott	§ 10.12(a)
Merger Materials	§ 7.02(a)
Merger Steps	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 5.03(b)
Most Recent Balance Sheet	§ 4.07(b)
Nonparty Affiliates	§ 10.11
Omnibus Incentive Plan	§ 7.06
Omnibus Incentive Plan Proposal	§ 7.02(a)
Outside Date	§ 9.01(b)
PIPE Investors	Recitals
Plans	§ 4.10(a)
PPACA	§ 4.10(j)
Private Placements	Recitals
Producer	§ 4.06
Producer Contract	§ 4.16(a)(xx)
Proxy Statement	§ 7.02(a)
Registration Rights Agreement	Recitals
Registration Statement	§ 7.02(a)
Remedies Exceptions	§ 4.04
Representatives	§ 7.05(a)
Required Amount	§ 6.03(a)
Required SPAC Proposals	§ 7.02(a)
SEC	§ 5.07(a)
Securities Act	§ 4.05(b)
Series P Investment Transaction	Recitals
Side Letter Agreements	§ 4.20(b)
SPAC	Preamble
SPAC Alternative Transaction	§ 7.01(d)
SPAC Board	Recitals
SPAC D&O Indemnitees	§ 7.07(b)
SPAC D&O Insurance	§ 7.07(d)

Defined Term	Location of Definition
SPAC Disclosure Schedule	Article V
SPAC Founder Shareholders	Recitals
SPAC Founders Stock Letter	Recitals
SPAC Material Contracts	§ 5.18(a)
SPAC Preferred Stock	§ 5.03(a)
SPAC Recommendation	§ 7.04(a)
SPAC SEC Reports	§ 5.07(a)
SPAC Shareholders’ Meeting	§ 7.02(a)
SPAC Tail Policy	§ 7.07(d)
Sponsor	Recitals
Sponsor Group	§ 10.12
Stockholder Support Agreement	Recitals
Subscription Agreements	Recitals
Surviving Subsidiary Corporation	Recitals
Terminating Company Breach	§ 9.01(f)
Terminating SPAC Breach	§ 9.01(g)
Transfer Taxes	§ 7.14(b)
Trust Account	§ 5.12
Trust Agreement	§ 5.12
Trust Fund	§ 5.12
Trustee	§ 5.12
Unaudited Financial Statements	§ 4.07(b)
Written Consent	§ 7.03
Written Consent Failure	§ 7.03

Section 1.03           Construction.

(a)                Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law and (x) the phrase “made available” when used in this Agreement with respect to the Company means that the information or materials referred to have been posted to the Virtual Data Room in each case, on or prior to February 2, 2022.

(b)                The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)                Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)                All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)                References in Articles V through X to the “SPAC” shall refer to CHW Acquisition Corporation for all periods prior to completion of the Domestication and to the Domesticated SPAC for all periods after completion of the Domestication; provided that the foregoing shall not apply to the representations and warranties set forth in Section 5.04, Section 5.05 or Section 5.06.

ARTICLE II

AGREEMENT AND PLAN OF MERGER

Section 2.01           The Merger Steps.

(a)                Upon the terms and subject to the conditions set forth in this Article II, in accordance with the DGCL and the Companies Act, on the Domestication Closing Date, SPAC shall take, or cause to be taken, all actions necessary to cause the Domestication to become effective, including by (i) (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, together with the Domesticated SPAC Certificate of Incorporation, in each case, in accordance with the provisions thereof and applicable Law and pursuant to which SPAC will change its name to a name to be agreed between the Company and SPAC, (b) completing and making and procuring all those filings required to be made with the Registrar of Companies in the Cayman Islands in connection with the Domestication, (c) obtaining a certificate of de-registration from the Registrar of Companies in the Cayman Islands and (d) completing and making all filings required to be made with the SEC and the Nasdaq Capital Market to list the Domesticated SPAC Common Stock on the Nasdaq Capital Market. In accordance with applicable Law, the Domestication and related documentation shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholder of SPAC, without duplication, (i) each then issued and outstanding SPAC Unit shall be automatically canceled and converted into one unit of the Domesticated SPAC, with each such unit representing one share of Domesticated SPAC Common Stock and one Assumed SPAC Warrant; (ii) each then issued and outstanding SPAC Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Domesticated SPAC Common Stock; and (iii) each then issued and outstanding SPAC Warrant shall convert automatically into an Assumed SPAC Warrant. As a result of the Domestication, SPAC shall become a Delaware corporation.

(b)                Upon the terms and subject to the conditions set forth in this Article II and Article VIII in accordance with the DGCL, on the Acquisition Closing Date at the Acquisition Merger Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Acquisition Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Acquisition Merger (provided that references to the Company for periods after the Acquisition Merger Effective Time shall include the Surviving Subsidiary Corporation) as a wholly owned subsidiary of the Domesticated SPAC.

Section 2.02           Effective Times; Closing.

(a)                On a date prior to the Private Placements as agreed to in writing by the parties hereto, the parties hereto shall cause the Domestication to be consummated in accordance with Section 2.01(a). At least one (1) Business Day, but no more than two (2) Business Days, after the Domestication, and no later than three (3) Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Acquisition Closing, it being understood that the occurrence of the Acquisition Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Acquisition Closing), the parties hereto shall cause the Acquisition Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such certificate of merger (or such later time as may be agreed by each of the parties hereto and specified in the certificate of merger) being the “Acquisition Merger Effective Time”).

(b)                Immediately prior to such filing of the materials accordance with Section 2.01(a) with respect to the Domestication, a first closing (the “Domestication Closing”) shall occur. The date on which the Domestication Closing shall occur is referred to herein as the “Domestication Closing Date.” On the Business Day following the Domestication Closing Date or such later date as the parties may agree in writing that is no more than two (2) Business Days after the Domestication Closing Date, and no later than three (3) Business Days after the date of the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (such date, the “Acquisition Closing Date”), immediately prior to such filing of a certificate of merger in accordance with Section 2.02(a) with respect to the Acquisition Merger, a second closing (the “Acquisition Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.

(c)                For the avoidance of doubt, (i) the Domestication and the Domestication Closing shall all occur at least one (1) Business Day prior to, and independent of, the Acquisition Merger, the Acquisition Closing and the Acquisition Merger Effective Time, and (ii) on the Acquisition Closing Date, the Private Placements shall be consummated prior to the Acquisition Merger and the Acquisition Merger Effective Time.

Section 2.03           Effect of the Merger Steps.

(a)                Upon the Domestication Closing, the effect of the Domestication shall be as provided in the applicable provisions of the DGCL and the Companies Act. Without limiting the generality of the foregoing, and subject thereto, upon the Domestication Closing all the property, rights, privileges, immunities, powers, franchises, licenses and authority of SPAC shall vest in the Domesticated SPAC, and all debts, liabilities, obligations, restrictions, disabilities and duties of SPAC shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Domesticated SPAC.

(b)                At the Acquisition Merger Effective Time, the effect of the Acquisition Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Acquisition Merger Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Subsidiary Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Subsidiary Corporation.

Section 2.04           Certificate of Incorporation of Domesticated SPAC; Bylaws of Domesticated SPAC; Registration Rights Agreement.

(a)                Upon the Domestication Closing, SPAC shall file a certificate of incorporation in substantially the form attached as Exhibit A hereto (the “Domesticated SPAC Certificate of Incorporation”) with the Secretary of State of Delaware, and the Domesticated SPAC Certificate of Incorporation shall be adopted as the certificate of incorporation of the Domesticated SPAC until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 7.07). Upon completing and making and procuring all those filings required to be made with the Registrar of Companies in the Cayman Islands in connection with the Domestication, SPAC shall be de-registered as a matter of Cayman Islands law.

(b)                Upon the Domestication Closing, the bylaws in substantially the form attached as Exhibit B hereto (the “Domesticated SPAC Bylaws” and together with the Domesticated SPAC Certificate of Incorporation, the “Domesticated SPAC Organizational Documents”) shall be adopted as the bylaws of the Domesticated SPAC until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 7.07).

(c)                At the Acquisition Merger Effective Time, the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Acquisition Merger Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Subsidiary Corporation until thereafter amended in accordance with their terms and as provided by the DGCL (subject to Section 7.07).

(d)                At the Acquisition Closing, the Domesticated SPAC shall deliver to the Company a copy of the Registration Rights Agreement duly executed by the Domesticated SPAC and the shareholders of SPAC party thereto, and the Company shall deliver to the Domesticated SPAC a copy of the Registration Rights Agreement duly executed by the stockholders of the Company party thereto.

Section 2.05           Directors and Officers of Domesticated SPAC; Directors of Surviving Subsidiary Corporation.

(a)                The parties will take all requisite action such that the directors and officers of SPAC as of immediately prior to the Domestication Closing continue as the initial directors and officers of the Domesticated SPAC immediately after the Domestication Closing, each to hold office, subject to Section 7.15, in accordance with the provisions of the DGCL and the Domesticated SPAC Organizational Documents until their respective successors are, duly elected or appointed and qualified, as applicable.

(b)                The parties will take all requisite action such that the initial directors of the Surviving Subsidiary Corporation immediately after the Acquisition Merger Effective Time shall be the individuals designated by the Company prior to the Acquisition Closing, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Subsidiary Corporation and until their respective successors are, duly elected or appointed and qualified.

Section 2.06           Transaction Expenses.

(a)                At least three (3) Business Days prior to the Acquisition Closing Date, SPAC shall deliver to the Company copies of all invoices for SPAC Transaction Expenses (whether payable on, prior to or after the Acquisition Closing Date), as well as a certificate, duly executed and certificated by an executive officer of SPAC, setting forth in reasonable detail SPAC’s good faith calculation of the aggregate amount of SPAC Transaction Expenses and any W-9 or other Tax forms reasonably requested by the Company in connection with payment thereof.

(b)                At least three (3) Business Days prior to the Acquisition Closing Date, the Company shall deliver to SPAC copies of all invoices for Company Transaction Expenses (whether payable on, prior to or after the Acquisition Closing Date), as well as a certificate, duly executed and certificated by an executive officer of the Company, setting forth in reasonable detail the Company’s good faith calculation of the aggregate amount of Company Transaction Expenses and any W-9 or other Tax forms reasonably requested by SPAC in connection with payment thereof.

(c)                Upon the terms and subject to the conditions set forth in this Article II, on the Acquisition Closing Date, the Domesticated SPAC and the Surviving Subsidiary Corporation shall pay or cause to be paid by wire transfer of immediately available funds all SPAC Transaction Expenses and all Company Transaction Expenses for which invoices have been delivered in accordance with Section 2.06(a) and Section 2.06(b).

(d)                Following the Acquisition Closing Date, in the event that there are any invoices for SPAC Transaction Expenses that cause the total amount of SPAC Transaction Expenses to be in excess of $13,000,000, the Sponsor shall promptly pay the full amount of such excess to the Domesticated SPAC by wire transfer of immediately available funds to an account of the Domesticated SPAC or the Surviving Subsidiary Corporation designated in writing by the Domesticated SPAC (for the avoidance of doubt, such payment by the Sponsor shall not come from cash or cash equivalents from the Domesticated SPAC or the Surviving Subsidiary Corporation).

ARTICLE III

EFFECTS OF THE MERGER

Section 3.01           Conversion and Issuance of Securities.

(a)                Upon the Domestication Closing, by virtue of the Domestication and without any action on the part of SPAC, Merger Sub, the Company, or the holders of any of the following securities:

(i)                 each SPAC Ordinary Share issued and outstanding immediately prior to the Domestication Closing shall be canceled and converted into one share of Domesticated SPAC Common Stock;

(ii)               each SPAC Warrant, to the extent then outstanding and unexercised immediately prior to the Domestication Closing, shall automatically, without any action on the part of the holder thereof, be assumed and converted into a warrant to acquire one share of Domesticated SPAC Common Stock, subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former SPAC Warrant immediately prior to the Domestication Closing, taking into account any changes thereto by reason of this Agreement or the Transactions (each such resulting warrant, an “Assumed SPAC Warrant”). Accordingly, effective as of the Domestication Closing: (A) each Assumed SPAC Warrant (including any Assumed SPAC Warrant issued pursuant to Section 3.01(a)(iii)) shall be exercisable solely for shares of Domesticated SPAC Common Stock; (B) the number of shares of Domesticated SPAC Common Stock subject to each Assumed SPAC Warrant shall be equal to the number of shares of SPAC Common Stock subject to the applicable SPAC Warrant and (C) the per share exercise price for the Domesticated SPAC Common Stock issuable upon exercise of such Assumed SPAC Warrant shall be equal to the per share exercise price for the shares of SPAC Common Stock subject to the applicable SPAC Warrant as in effect immediately prior to the Domestication Closing. The Domesticated SPAC shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed SPAC Warrants remain outstanding, a sufficient number of shares of Domesticated SPAC Common Stock for delivery upon the exercise of such Assumed SPAC Warrants; and

(iii)                each SPAC Unit issued and outstanding immediately prior to the Domestication Closing shall be canceled and converted into one unit of the Domesticated SPAC, with each such unit representing one share of Domesticated SPAC Common Stock and one Assumed SPAC Warrant.

(b)                On the Acquisition Closing Date and immediately prior to the Acquisition Merger Effective Time, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Acquisition Merger Effective Time (other than any share of Company Series P Preferred Stock) shall automatically convert into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to the Company Certificate of Incorporation (the “Conversion”). After the Conversion, all of the shares of Company Preferred Stock (other than any share of Company Series P Preferred Stock) shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock (other than any share of Company Series P Preferred Stock) shall thereafter cease to have any rights with respect to such securities.

(c)                At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of the Domesticated SPAC, Merger Sub, the Company or the holders of any of the following securities:

(i)                 each share of Company Common Stock issued and outstanding immediately prior to the Acquisition Merger Effective Time (including shares of Company Common Stock resulting from the Conversion) shall be canceled and converted into the right to receive (A) the applicable Per Share Merger Consideration and (B) upon a Triggering Event (or the date on which a Change of Control occurs as described in Section 3.03(c)(ii)- (iv)), the applicable Per Share Earnout Consideration (with any fractional share to which any holder of Company Common Stock would otherwise be entitled rounded up or down to the nearest whole share) in accordance with Section 3.03, in each case without interest;

(ii)               all shares of Company Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii)               each share of Company Series P Preferred Stock issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be canceled and converted into the right to receive the applicable Per Series P Share Consideration; and

(iv)               each share of Merger Sub Common Stock issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Subsidiary Corporation.

(d)                Effective as of the Acquisition Merger Effective Time, each Company Warrant, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be assumed and converted into a warrant to acquire a number of shares of Domesticated SPAC Common Stock at an adjusted exercise price per share, in each case, as determined under this Section 3.01(d) (each such resulting warrant, an “Assumed Warrant”). Each Assumed Warrant shall be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former Company Warrant immediately prior to the Acquisition Merger Effective Time, taking into account any changes thereto by reason of this Agreement or the Transactions. Accordingly, effective as of the Acquisition Merger Effective Time: (a) each Assumed Warrant shall be exercisable solely for shares of Domesticated SPAC Common Stock; (b) the number of shares of Domesticated SPAC Common Stock subject to each Assumed Warrant shall be equal to (1) the number of shares of Company Common Stock subject to the applicable Company Warrant immediately prior to the Acquisition Merger Effective Time multiplied by (2) the Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of Domesticated SPAC Common Stock; and (c) the per share exercise price for the Domesticated SPAC Common Stock issuable upon exercise of such Assumed Warrant shall be equal to (x) the per share exercise price for the shares of Company Common Stock subject to the applicable Company Warrant, as in effect immediately prior to the Acquisition Merger Effective Time, divided by (y) the Exchange Ratio, rounding the resulting exercise price up to the nearest whole cent. The Domesticated SPAC shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Warrants remain outstanding, a sufficient number of shares of Domesticated SPAC Common Stock for delivery upon the exercise of such Assumed Warrants.

(e)                Each Company Option that is outstanding and unexercised as of immediately prior to the Acquisition Merger Effective Time, whether or not vested, shall be assumed and converted into (i) an option to purchase a number of shares of Domesticated SPAC Common Stock (such option, an “Exchanged Option”) equal to (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Acquisition Merger Effective Time, multiplied by (B) the Exchange Ratio (such product rounded down to the nearest whole share), at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price per share of such Company Option immediately prior to the Acquisition Merger Effective Time, divided by (2) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Domesticated SPAC Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Domesticated SPAC Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code and (ii) other than with respect to any Company Option held by a holder of Management Earnout RSUs, the contingent right to receive a number of Earnout Shares (with respect to each holder, rounded up or down to the nearest whole number of Earnout Shares) in accordance with Section 3.03 equal to (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Acquisition Merger Effective Time multiplied by (B) the Per Share Earnout Consideration. Except as specifically provided above, following the Acquisition Merger Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Acquisition Merger Effective Time, except to the extent such terms or conditions are rendered inoperative by the Merger Steps or any related transactions.

(f)                 Each Company RSU Award that is outstanding immediately prior to the Acquisition Merger Effective Time shall be assumed and converted into (i) an award covering a number of shares of Domesticated SPAC Common Stock (rounded down to the nearest whole number) (such award of restricted shares, “Exchanged RSU Award”) equal to (A) the number of shares of Company Common Stock subject to such award immediately prior to the Acquisition Merger Effective Time, multiplied by (B) the Exchange Ratio and (ii) other than with respect to any Company RSU Award held by a holder of Management Earnout RSUs, the contingent right to receive a number of Earnout Shares (with respect to each holder, rounded up or down to the nearest whole number of Earnout Shares) in accordance with Section 3.03 equal to (A) the number of shares of Company Common Stock subject to such award immediately prior to the Acquisition Merger Effective Time multiplied by (B) the Per Share Earnout Consideration. Except as specifically provided above, following the Acquisition Merger Effective Time, each Exchanged RSU Award shall continue to be governed by the same terms and conditions (including vesting and repurchase terms) as were applicable to the corresponding Company RSU Award immediately prior to the Acquisition Merger Effective Time, except to the extent such terms or conditions are rendered inoperative by the Merger Steps and any related transactions.

(g)                At or prior to the Domestication Closing and the Acquisition Merger Effective Time (as applicable), the parties hereto and their respective boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Common Stock pursuant to Section 3.01(c), the treatment of the Company Warrants pursuant to Section 3.01(d), the treatment of the Company Options pursuant to Section 3.01(e), the treatment of Company RSU Awards pursuant to Section 3.01(f), or to cause any disposition or acquisition of equity securities of SPAC or the Domesticated SPAC pursuant to Section 3.01(a), Section 3.01(c), Section 3.01(d), Section 3.01(e) or Section 3.01(f), or pursuant to the Private Placements, as applicable, by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, with respect to SPAC or the Domesticated SPAC or who will (or is reasonably expected to) become subject to such reporting requirements with respect to the Domesticated SPAC to be exempt under Rule 16b-3 under the Exchange Act.

(h)                Subject to Section 7.19, Domesticated SPAC shall issue a number of shares of Domesticated SPAC Common Stock that is less than or equal to the Company Community Share Amount to the persons (if any) and in the amounts (if any) determined in accordance with Section 7.19.

Section 3.02           Exchange of Certificates.

(a)                Exchange Agent. Prior to the Acquisition Closing Date, SPAC shall cause to be transferred or deposited into a balance account (or the applicable equivalent), with an exchange agent designated by SPAC (the “Exchange Agent”), for the benefit of the holders of SPAC Ordinary Shares, SPAC Units and the Company Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(b)), for exchange in accordance with this Article III, the number of shares of Domesticated SPAC Common Stock sufficient to deliver the aggregate Converted Shares and Per Share Consideration payable pursuant to this Agreement (such shares of Domesticated SPAC Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), being hereinafter referred to as the “Exchange Fund”). SPAC shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Converted Shares and the Per Share Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b)                Exchange Procedures for Company Stock Evidenced by Certificates; Exchange Procedures for Company Stock, SPAC Ordinary Shares and SPAC Units in Book Entry.

(i)                 As promptly as practicable after the Acquisition Merger Effective Time, if required by the Exchange Agent, the Company shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Stock evidenced by certificates (the “Certificates”) entitled to receive the applicable Per Share Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to SPAC (the “Letter of Transmittal”) and shall specify (A) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (B) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Prior to the Acquisition Merger Effective Time, SPAC shall enter into an agreement with the Exchange Agent providing that, following the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (but in no event prior to the Acquisition Merger Effective Time), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and the Exchange Agent shall deliver the applicable Per Share Merger Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the applicable Per Share Consideration in accordance with Section 3.01 shall be deemed at all times after the Acquisition Merger Effective Time to represent only the right to receive upon such surrender the applicable Per Share Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.

(ii)                SPAC shall use its reasonable best efforts to cause the Exchange Agent to issue to the holders of the (A) SPAC Ordinary Shares, (B) SPAC Units (solely with respect to the portion thereof consisting of SPAC Ordinary Shares) and (C) Company Stock, in each case, represented by book entry, the applicable Converted Shares or the applicable Per Share Merger Consideration, as the case may be, in accordance with the provisions of Section 3.01, without such holder being required to deliver a Certificate or Letter of Transmittal to the Exchange Agent.

(c)                Distributions with Respect to Unexchanged Certificates. No dividends or other distributions declared or made after the Acquisition Merger Effective Time with respect to the Domesticated SPAC Common Stock with a record date after the Acquisition Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Domesticated SPAC Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, the Domesticated SPAC shall pay or cause to be paid or cause the Exchange Agent to pay to the holder of the shares of Domesticated SPAC Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Acquisition Merger Effective Time and theretofore paid with respect to such shares of Domesticated SPAC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Acquisition Merger Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Domesticated SPAC Common Stock.

(d)                No Further Rights in Company Common Stock. (i) The Converted Shares payable upon conversion of the SPAC Ordinary Shares and SPAC Units (solely with respect to the portion thereof consisting of SPAC Ordinary Shares) pursuant to Section 3.01(a) in accordance with the terms hereof, shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such SPAC Ordinary Shares and SPAC Units (solely with respect to the portion thereof consisting of SPAC Ordinary Shares), as applicable, and (ii) the Per Share Consideration payable upon conversion of the Company Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(b)) or pursuant to Section 3.03 in accordance with the terms hereof, shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Stock.

(e)                Adjustments to Converted Shares and Per Share Consideration. The Converted Shares and the Per Share Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Ordinary Shares (prior to the Domestication), Domesticated SPAC Common Stock (following the Domestication), or the Company Stock occurring on or after the date hereof and prior to the Acquisition Merger Effective Time; provided, however, that this Section 3.02(e) shall not be construed to permit SPAC or the Company to take any actions with respect to its securities that is prohibited by this Agreement.

(f)                 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of SPAC Ordinary Shares, SPAC Units (solely with respect to the portion thereof consisting of SPAC Ordinary Shares) or Company Stock for one year after the Acquisition Merger Effective Time shall be delivered to the Domesticated SPAC, upon demand, and any holders of SPAC Ordinary Shares, SPAC Units (solely with respect to the portion thereof consisting of SPAC Ordinary Shares) or Company Stock, who have not theretofore complied with this Section 3.02 shall thereafter look only to the Domesticated SPAC for the applicable Converted Shares or applicable Per Share Consideration, as the case may be, other than as provided in Section 3.03. Any portion of the Exchange Fund remaining unclaimed by holders of the SPAC Ordinary Shares, SPAC Units (solely with respect to the portion thereof consisting of SPAC Ordinary Shares) or Company Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of the Domesticated SPAC free and clear of any claims or interest of any person previously entitled thereto.

(g)                No Liability. None of the Exchange Agent, SPAC, the Domesticated SPAC or the Surviving Subsidiary Corporation shall be liable to any holder of SPAC Ordinary Shares, SPAC Units or Company Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(b)) for any Domesticated SPAC Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(h)                Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Company, the Domesticated SPAC, Merger Sub and the Exchange Agent and each of their respective affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from amounts (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or non-U.S. Tax Law. If the applicable withholding agent intends to withhold any Taxes from any amounts payable to holders of equity interests in the Company (other than with respect to any withholding (i) on amounts treated as compensation for applicable tax purposes or (ii) relating to a failure by the Company to deliver at or prior to the Acquisition Closing, the deliverable contemplated in Section 7.14(c)), the applicable withholding agent shall use commercially reasonable efforts to provide prior notice of such withholding to the Company as soon as reasonably practicable after it determines withholding is required and shall reasonably cooperate to reduce or eliminate such withholding to the extent permissible under applicable Law. To the extent that amounts are deducted or withheld consistent with this Section 3.02(h) and paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made. The parties hereto shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

(i)                 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent or, solely in respect of Earnout Shares issuable pursuant to Section 3.03, the Domesticated SPAC, will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate, the applicable Per Share Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01 or Section 3.03, as applicable.

(j)                 Fractional Shares. No certificates or scrip or shares representing fractional shares of Domesticated SPAC Common Stock shall be issued upon the exchange of SPAC Ordinary Shares, SPAC Units or Company Common Stock or as Earnout Shares or Management Earnout Shares, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of the Domesticated SPAC or a holder of shares of Domesticated SPAC Common Stock. In lieu of any fractional share of Domesticated SPAC Common Stock to which any holder of SPAC Ordinary Shares, SPAC Units or Company Common Stock, would otherwise be entitled in connection with the payment of the Converted Shares or Per Share Merger Consideration or Earnout Shares or Management Earnout Shares, as applicable, the Exchange Agent shall round up or down to the nearest whole share of Domesticated SPAC Common Stock. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Section 3.03           Earnout.

(a)                Following the Acquisition Closing, within five (5) Business Days after the occurrence of a Triggering Event, the Domesticated SPAC shall issue or cause to be issued to (x) the Eligible Company Equityholders with respect to such Triggering Event the following shares of Domesticated SPAC Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Domesticated SPAC Common Stock occurring after the Acquisition Closing) (the “Earnout Shares”) constituting the Per Share Earnout Consideration as additional consideration for the Company interests acquired in connection with the Acquisition Merger, and (y) the holders of Management Earnout RSUs, with respect to such Triggering Event, the following shares of Domesticated SPAC Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Domesticated SPAC Common Stock occurring after the Acquisition Closing) (the “Management Earnout Shares”) constituting the Per Management Earnout RSU Consideration, in the case of each of (x) and (y), upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements:

(i)                  upon the occurrence of Triggering Event I, a one-time issuance of 3,333,333 Earnout Shares to the Eligible Company Equityholders and 1,666,667 Management Earnout Shares to the holders of Management Earnout RSUs;

(ii)               upon the occurrence of Triggering Event II, a one-time issuance of 3,333,333 Earnout Shares to the Eligible Company Equityholders and 1,666,667 Management Earnout Shares to the holders of Management Earnout RSUs; and

(iii)              upon the occurrence of Triggering Event III, a one-time issuance of 3,333,334 Earnout Shares to the Eligible Company Equityholders and 1,666,666 Management Earnout Shares to the holders of Management Earnout RSUs.

(b)                For the avoidance of doubt, the Eligible Company Equityholders and the holders of Management Earnout RSUs with respect to a Triggering Event shall be entitled to receive Earnout Shares and Management Earnout Shares, respectively, upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Eligible Company Equityholders and the holders of Management Earnout RSUs be entitled to receive more than an aggregate of 10,000,000 Earnout Shares and 5,000,000 Management Earnout Shares pursuant to this Section 3.03.

(c)                If, during the Earnout Period, there is a Change of Control pursuant to which the Domesticated SPAC or its stockholders have the right to receive consideration implying a value per share of Domesticated SPAC Common Stock (as agreed in good faith by the Sponsor and the board of directors of the Domesticated SPAC) of:

(i)                 less than $12.50, then this Section 3.03 shall terminate and no Earnout Shares or Management Earnout Shares shall be issuable hereunder;

(ii)               greater than or equal to $12.50 but less than $15.00, then, (A) immediately prior to such Change of Control, the Domesticated SPAC shall issue 3,333,333 shares of Domesticated SPAC Common Stock (less any Earnout Shares issued prior to such Change of Control pursuant to Section 3.03(a)) to the Eligible Company Equityholders with respect to the Change of Control, (B) immediately prior to such Change of Control, the Domesticated SPAC shall issue 1,666,667 shares of Domesticated SPAC Common Stock (less any Management Earnout Shares issued prior to such Change of Control pursuant to Section 3.03(a), provided that in no event shall such subtraction result in a negative number of shares or require a forfeiture of shares) to the holders of Management Earnout RSUs with respect to the Change of Control and (C) thereafter, this Section 3.03 shall terminate and no further Earnout Shares or Management Earnout Shares shall be issuable hereunder;

(iii)             greater than or equal to $15.00 but less than $18.00, then, (A) immediately prior to such Change of Control, the Domesticated SPAC shall issue 6,666,666 shares of Domesticated SPAC Common Stock (less any Earnout Shares issued prior to such Change of Control pursuant to Section 3.03(a)) to the Eligible Company Equityholders with respect to the Change of Control, (B) immediately prior to such Change of Control, the Domesticated SPAC shall issue 3,333,334 shares of Domesticated SPAC Common Stock (less any Management Earnout Shares issued prior to such Change of Control pursuant to Section 3.03(a), provided that in no event shall such subtraction result in a negative number of shares or require a forfeiture of shares) to the holders of Management Earnout RSUs with respect to the Change of Control and (C) thereafter, this Section 3.03 shall terminate and no further Earnout Shares or Management Earnout Shares shall be issuable hereunder; or

(iv)              greater than or equal to $18.00, then, (A) immediately prior to such Change of Control, the Domesticated SPAC shall issue 10,000,000 shares of Domesticated SPAC Common Stock (less any Earnout Shares issued prior to such Change of Control pursuant to Section 3.03(a)) to the Eligible Company Equityholders with respect to the Change of Control, (B) immediately prior to such Change of Control, the Domesticated SPAC shall issue 5,000,000 shares of Domesticated SPAC Common Stock (less any Management Earnout Shares issued prior to such Change of Control pursuant to Section 3.03(a), provided that in no event shall such subtraction result in a negative number of shares or require a forfeiture of shares) to the holders of Management Earnout RSUs with respect to the Change of Control and (C) thereafter, this Section 3.03 shall terminate and no further Earnout Shares or Management Earnout Shares shall be issuable hereunder;

(d)                The Domesticated SPAC Common Stock price targets set forth in the definitions of Triggering Event I, Triggering Event II and Triggering Event III, and in clauses (i), (ii), (iii) and (iv) of Section 3.03(c) shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Domesticated SPAC Common Stock occurring after the Acquisition Closing.

(e)                At all times during the Earnout Period, the Domesticated SPAC shall keep available for issuance a sufficient number of shares of unissued Domesticated SPAC Common Stock to permit the Domesticated SPAC to satisfy in full its issuance obligations set forth in this Section 3.03 and shall take all actions reasonably required (including by convening any stockholder meeting) to increase the authorized number of Domesticated SPAC Common Stock if at any time there shall be insufficient unissued Domesticated SPAC Common Stock to permit such reservation. In no event will any right to receive Earnout Shares or Management Earnout Shares be represented by any negotiable certificates of any kind, and in no event will any holder of a contingent right to receive Earnout Shares or Management Earnout Shares take any steps that would render such rights readily marketable.

(f)                 The Domesticated SPAC shall take such actions as are reasonably requested by the Eligible Company Equityholders and the holders of the Management Earnout RSUs to evidence the issuances pursuant to this Section 3.03, including through the provision of an updated stock ledger showing such issuances (as certified by an officer of the Domesticated SPAC responsible for maintaining such ledger or the applicable registrar or transfer agent of the Domesticated SPAC).

(g)                During the Earnout Period, the Domesticated SPAC shall use reasonable best efforts for the Domesticated SPAC to remain listed as a public company on, and for the Domesticated SPAC Common Stock (including, when issued, the Earnout Shares and the Management Earnout Shares) to be tradable over the national securities exchange (as defined under Section 6 of the Exchange Act) on which the shares of Domesticated SPAC Common Stock are then listed; provided, however, that subject to Section 3.03(c), the foregoing shall not limit the Domesticated SPAC from consummating a Change of Control or entering into a contract that contemplates a Change of Control.

Section 3.04           Company Closing Statement. Three (3) Business Days prior to the Acquisition Closing Date, the Company shall prepare and deliver to SPAC a statement (the “Company Closing Statement”) setting forth in good faith a capitalization table containing the information set forth in Section 4.03(a) and, with respect to each holder of Company Options, Company RSU Awards or Company Warrants, the information set forth in Section 4.03(c) of the Company Disclosure Schedule, in each case, as of the date the Company Closing Statement is delivered to SPAC. From and after delivery of the Company Closing Statement until the Acquisition Closing, the Company shall (i) use reasonable best efforts to cooperate with and provide SPAC and its Representatives all information reasonably requested by SPAC or any of its Representatives and within the Company’s or its Representatives’ possession or control in connection with SPAC’s review of the Company Closing Statement and (ii) consider in good faith any comments to the Company Closing Statement provided by SPAC, which comments SPAC shall deliver to the Company no later than two (2) Business Days prior to the Acquisition Closing Date, and the Company shall revise such Company Closing Statement to incorporate any changes the Company determines are reasonably necessary or appropriate given such comments.

Section 3.05           Warrant Proceeds. Following the Acquisition Closing, in the event that the Domesticated SPAC conducts a tender offer or other redemption, termination or cancellation of the Assumed SPAC Warrants, each of (x) the SPAC Founder Shareholders, collectively, and (y) the persons determined by the board of directors of the Domesticated SPAC, collectively, shall be entitled to receive five percent (5%) of the cash proceeds actually received by the Domesticated SPAC as a result of the exercise of any such Assumed SPAC Warrants in connection therewith. Such payment shall be made (a) at the end of any calendar quarter in which the Domesticated SPAC actually receives such proceeds and (b) by wire transfer of immediately available funds to (i) an account (or accounts) designated in writing to the Domesticated SPAC by the SPAC Founder Shareholders and (ii) an account (or accounts) designated in writing by the Company.

Section 3.06           Stock Transfer Books. At the Acquisition Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Stock thereafter on the records of the Company. From and after the Acquisition Merger Effective Time, the holders of Certificates representing Company Stock outstanding immediately prior to the Acquisition Merger Effective Time shall cease to have any rights with respect to such Company Stock, except as otherwise provided in this Agreement or by Law. On or after the Acquisition Merger Effective Time, any Certificates presented to the Exchange Agent or the Domesticated SPAC for any reason shall be converted into the applicable Per Share Consideration in accordance with the provisions of Section 3.01 and Section 3.03, as applicable.

Section 3.07           Appraisal and Dissenters’ Rights.

(a)                Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL and/or any other applicable Laws, shares of Company Common Stock that are outstanding immediately prior to the Acquisition Merger Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger Steps nor consented thereto in writing and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Common Stock in accordance with Section 262 of the DGCL and/or any other applicable Laws, and otherwise complied with all of the provisions of the DGCL and/or any other applicable Laws relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such stockholders shall have no right to receive, the applicable Per Share Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL and any other applicable Laws. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL and any other applicable Laws, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Acquisition Merger Effective Time, the right to receive the applicable Per Share Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 3.02(b), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.

(b)                Prior to the Acquisition Closing Date, the Company shall give SPAC (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL and/or any other applicable Laws. The Company shall not, except with the prior written consent of SPAC, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided that each section of the Company Disclosure Schedule qualifies the correspondingly numbered representation or warranty specified therein and any such other representations, warranties or covenants where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to SPAC and Merger Sub as follows:

Section 4.01           Organization and Qualification; Subsidiaries.

(a)                The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be in good standing would not have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)                A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Section 4.02           Certificate of Incorporation and Bylaws. The Company has, prior to the date of this Agreement, made available to SPAC a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. The Company is not in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents. No Company Subsidiary is in material violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 4.03           Capitalization.

(a)                The authorized capital stock of the Company consists of 48,513,126 shares of Company Common Stock and 29,295,386 shares of Company Preferred Stock, consisting of (i) 4,502,881 shares of Company Series Seed Preferred Stock, (ii) 6,072,815 shares of Company Series A Preferred Stock, (iii) 6,694,033 shares of Company Series B Preferred Stock, (iv) 7,275,657 shares of Company Series C Preferred Stock and (v) 4,750,000 shares of Company Series P Preferred Stock. As of the date of this Agreement, (i) 6,297,398 shares of Company Common Stock are issued and outstanding, (ii) 24,545,386 shares of Company Preferred Stock are issued and outstanding, (iii) 4,502,881 shares of Company Series Seed Preferred Stock are issued and outstanding, (iv) 6,072,815 shares of Company Series A Preferred Stock are issued and outstanding, (v) 6,694,033 shares of Company Series B Preferred Stock are issued and outstanding, (vi) 7,275,657 shares of Company Series C Preferred Stock are issued and outstanding, (vii) 1,100,000 shares of Company Series P Preferred Stock are issued and outstanding, (viii) no shares of Company Common Stock or Company Preferred Stock are held in the treasury of the Company, (ix) 7,573,589 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options granted pursuant to the Company Equity Incentive Plan, (x) 174,154 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company RSU Awards granted pursuant to the Company Equity Incentive Plan, and (xi) 91,310 shares of Company Common Stock are reserved for future issuance pursuant to the Company Warrants.

(b)                Other than (i) the Company Options set forth in Section 4.03(c) of the Company Disclosure Schedule, (ii) the Company RSU Awards set forth in Section 4.03(c) of the Company Disclosure Schedule, (iii) the Company Preferred Stock, (iv) the rights provided in the Investors’ Rights Agreement, and (v) outstanding Company Warrants to purchase an aggregate of 91,310 shares of Company Common Stock, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any Company Subsidiary. Except as set forth in the Company Voting Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Stock or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting of the Company Stock or any of the equity interests or other securities of the Company.

(c)                Section 4.03(c) of the Company Disclosure Schedule sets forth, the following information with respect to each Company Option, each Company RSU Awards and Company Warrant outstanding as of February 1, 2022, as applicable: (i) the name of the Company Option or Company RSU Award recipient or the name of the holder of the Company Warrant; (ii) the number of shares of Company Common Stock subject to such Company Option, Company RSU Award or Company Warrant; (iii) the exercise or purchase price of such Company Option, Company RSU Award or Company Warrant; (iv) the date on which such Company Option, Company RSU Award or Company Warrant was granted; (v) the vesting schedule applicable to such Company Option or Company RSU Award; and (vi) the date on which such Company Option or Company Warrant expires. The Company has made available to SPAC accurate and complete copies of the Company Equity Incentive Plan pursuant to which the Company has granted the Company Options that are currently outstanding and the form of all stock and stock-based award agreements evidencing the Company Options or Company RSU Awards. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Common Stock as of the date such Company Option was granted. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d)                There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e)                (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option or Company RSU Award as a result of the proposed transactions herein and (ii) all outstanding Company Stock, all outstanding Company Options, all outstanding Company RSU Awards, all outstanding Company Warrants and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance in all material respects with (A) all applicable securities laws and other applicable Laws, including, with respect to Company Options, Section 409A of the Code, and (B) all preemptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party and the organizational documents of the Company and the Company Subsidiaries.

(f)                 Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(g)                Immediately prior to the Acquisition Merger Effective Time, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Acquisition Merger Effective Time (other than any share of Company Series P Preferred Stock) shall be converted into Company Common Stock at the then effective conversion rate as calculated pursuant to the Company Certificate of Incorporation. Section 4.03(g) of the Company Disclosure Schedule sets forth the currently effective conversion rate for each series of Company Preferred Stock (other than any share of Company Series P Preferred Stock) as calculated pursuant to the Company Certificate of Incorporation. After the Conversion, all of the shares of Company Preferred Stock (other than any share of Company Series P Preferred Stock) shall no longer be outstanding and shall cease to exist, and each previous holder of Company Preferred Stock (other than any share of Company Series P Preferred Stock) shall thereafter cease to have any rights with respect to such securities (other than the right to receive the shares of Company Common Stock issuable pursuant to the Conversion with respect thereto). Subject to and upon receipt of the Requisite Company Stockholder Approval, the Conversion will have been duly and validly authorized by all corporate action and all required approvals and consents will have been obtained by the Company.

Section 4.04           Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Requisite Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger Steps, this Agreement, any Ancillary Agreement or any of the other Transactions. No other state takeover statute is applicable to the Merger Steps or the other Transactions.

Section 4.05           No Conflict; Required Filings and Consents.

(a)                The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) of the Company Disclosure Schedule, including the Written Consent, have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary or any of their property or assets is bound of affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)                The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county, municipal or other local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.06           Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and the Company Subsidiaries to own, lease and operate its properties in all material respects and to carry on its business in all material respects as it is now being conducted (including, solely with respect to CPI, licenses as a Producer), in each case, except for any franchise, grant, authorization, license, permit, easement, variance, exception, consent, certificate, approval or order the lack of which would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole (each, a “Company Permit”). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected (including all applicable requirements regarding the marketing and advertising of insurance products, all applicable prohibitions on the use of unfair methods of competition and deceptive acts or practices, and all applicable requirements regulating the underwriting, rating, non-renewal, cancellation or replacement of insurance policies), (b) any Company Permit or (c) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary or any of their property or assets is bound or affected, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole. CPI, and to the Company’s knowledge, its brokers, producers, or other insurance intermediaries or representatives (each, a “Producer” and collectively, the “Producers”) are not subject to any material market conduct or other insurance regulatory claim or regulatory complaint with respect to the business of CPI.

Section 4.07           Financial Statements.

(a)                Attached as Section 4.07(a) of the Company Disclosure Schedule are true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of the years December 31, 2019 and December 31, 2020 and the related audited consolidated statements of operations, cash flows and stockholders’ equity of the Company and the Company Subsidiaries for the years then ended (collectively, the “Audited Annual Financial Statements”). The Audited Annual Financial Statements (including the notes thereto) (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the date thereof and for the periods indicated therein, except as otherwise noted therein.

(b)                Attached as Section 4.07(b) of the Company Disclosure Schedule are true and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 2021 (the “Most Recent Balance Sheet”), and the related unaudited consolidated statements of operations, cash flows and stockholders’ equity of the Company and the Company Subsidiaries for the nine-month period then ended (collectively, the “Unaudited Financial Statements” and, together with the Audited Annual Financial Statements, the “Financial Statements”). The Unaudited Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the date thereof and for the periods indicated therein, except (x) as otherwise noted therein and (y) for the absence of footnotes and disclosures required by GAAP and the absence of year-end adjustments required by GAAP (none of which will be material, individually or in the aggregate).

(c)                Except as and to the extent set forth on the Financial Statements, neither the Company nor any of the Company Subsidiaries has any liability or obligation required to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries that is prepared in accordance with GAAP except for: (i) liabilities that were incurred in the ordinary course of business since the date of the Most Recent Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, (iii) liabilities for transaction expenses in connection with this Agreement and the Transactions or (iv) such other liabilities and obligations which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect.

(d)                Since January 1, 2018, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls (including any significant deficiency relating thereto), including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e)                To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

Section 4.08           Business Activities; Absence of Certain Changes or Events. Since (x) the Most Recent Balance Sheet, with respect to clauses (i), (ii) and (iv) below or (y) December 31, 2020, with respect to clause (iii) below, and in each case on and prior to the date of this Agreement, except as otherwise reflected in the Financial Statements or as expressly contemplated by this Agreement, (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, other than due to any actions taken due to COVID-19 Measures, (ii) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including material Company-Owned IP) other than non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business consistent with past practice, (iii) there has not been a Company Material Adverse Effect, and (iv) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01(b)(ii), Section 6.01(b)(v), Section 6.01(b)(vii), Section 6.01(b)(viii), Section 6.01(b)(xii), Section 6.01(b)(xiv), Section 6.01(b)(xix), Section 6.01(b)(xxi), Section 6.01(b)(xxii), Section 6.01(b)(xxiii) and, only with respect to the covenants in each of the foregoing subsections of Section 6.01(b), Section 6.01(b)(xxv).

Section 4.09           Absence of Litigation. Except as set forth in Section 4.09 of the Company Disclosure Schedule, (a) there is no litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, in each case, that would reasonably be expected to involve an amount in controversy (not counting insurance deductibles) in excess of $300,000 individually and (b) neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.10           Employee Benefit Plans.

(a)                Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former Service Provider or under which the Company or any Company Subsidiary has or could incur any liability (contingent or otherwise) (whether or not disclosed in Section 4.10(a) of the Company Disclosure Schedule, collectively, the “Plans”); provided that Section 4.10(a) of the Company Disclosure Schedule shall not include (i) any employment agreement (or offer letter) or individual consulting agreement that, in either case, is consistent in all material respects with the form(s) made available to SPAC, and (ii) any at-will contract or agreement that permit(s) termination of employment or service: (x) by the Company or a Company Subsidiary with no more than thirty (30) day’s advance notice, and (y) without severance or other payment or penalty obligations of the Company or any Company Subsidiary.

(b)                With respect to each material Plan subject to the laws of the United States, the Company has made available to SPAC, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the 2020 filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. Neither the Company nor any Company Subsidiary has, as of the date hereof, any express commitment to modify, change or terminate a Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c)                None of the Plans is or was within the past six (6) years, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d)                Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to provide any Service Provider with separation pay, severance, termination or similar benefits to any person as a result of the consummation of any Transaction contemplated by this Agreement, nor will the consummation of any such Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any Service Provider. The consummation of the Transactions contemplated hereby could not reasonably be expected to be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary to any Service Provider being characterized as an “excess parachute payment” under Section 280G of the Code.

(e)                None of the Plans provides, nor does the Company nor any Company Subsidiary have any obligation to provide, retiree medical to any current or former Service Provider after termination of employment or service, except as (i) may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state law (“COBRA”), (ii) coverage through the end of the calendar month in which a termination of employment occurs, or (iii) with respect to reimbursement of COBRA premiums.

(f)                 Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) each Plan is and has been within the past six (6) years in compliance in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, (ii) the Company and its ERISA Affiliates have performed all obligations required to be performed by them under, are not in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan, and (iii) no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g)                Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxes under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h)                There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable event (within the meaning of Section 4043 of ERISA) with respect to any Plan that, in any case, would reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect. Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, there have been no acts or omissions by the Company or any ERISA Affiliate thereof that have given or would reasonably be expected to give rise to any fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any such ERISA Affiliate may be liable.

(i)                 All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect.

(j)                 Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been during the past three years in compliance with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any such liability for penalties or excise Taxes under Code Sections 4980D or 4980H or any other provision of the PPACA.

(k)                The Company and its ERISA Affiliates have timely made all contributions and satisfied all obligations with respect to any statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority covering current or former Service Providers, except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 4.11           Labor and Employment Matters.

(a)                The Company has made available to SPAC a true, correct and complete list of all employees of the Company or any Company Subsidiary as of the date hereof and sets forth for each such individual the following: (i) name and employing entity; (ii) title or position and location of employment; (iii) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; (iv) whether classified as exempt or non-exempt under the Fair Labor Standards Act and analogous Laws; and (v) commission, bonus or other incentive-based compensation eligibility for the current calendar year.

(b)                No employee or other Service Provider of the Company or any Company Subsidiary is, and since January 1, 2018 has not been, represented by a labor union, works council, trade union, or similar representative of employees with respect to their employment with the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement, collective agreement, or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. There are no, and since January 1, 2018 there have not been any, strikes, lockouts or work stoppages existing or, to the Company’s knowledge, threatened, with respect to any employees or other Service Providers or the Company or any Company Subsidiaries and there have been no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees or other Service Providers and, to the Company’s knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees or other Service Providers.

(c)                There are no, and since January 1, 2018 there have not been, material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by or on behalf of any of their respective current or former employees or other Service Providers.

(d)                Except as set forth in Section 4.11(d) of the Company Disclosure Schedule, the Company and the Company Subsidiaries are and have been since January 1, 2018 in compliance in all material respects with all material applicable Laws relating to labor and employment, including all such material Laws regarding employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave and all other employee leaves, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints) and occupational safety and health requirements. Each employee of the Company and each Company Subsidiary and any other individual who has provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Acquisition Closing will have been paid) all material wages, bonuses, compensation and other sums owed and due to such individual as of such date.

Section 4.12           Real Property; Title to Assets.

(a)                Neither the Company nor any Company Subsidiary owns real property nor is a party to or bound by or subject to any agreement, contract, commitment or any option to purchase any real or immovable property.

(b)                Section 4.12(b) of the Company Disclosure Schedule lists as of the date of this Agreement the street address of each parcel of Leased Real Property in respect of which the Company or any Company Subsidiary is required to make payments in excess of $5,000 per month, and sets forth a list, as of the date of this Agreement, of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property and pursuant to which the Company or any Company Subsidiary is required to make payments in excess of $5,000 per month (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to SPAC. There are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy any Leased Real Property, and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all such Leases are in full force and effect, are valid, legal, binding and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases.

(c)                Other than due to any actions taken due to any COVID-19 Measures, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d)                Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.13           Intellectual Property.

(a)                Section 4.13 of the Company Disclosure Schedule contains, as of the date of this Agreement, a true, correct and complete list of all: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than (A) agreements for unmodified, commercially available, “off-the-shelf” Software, (B) commercially available service agreements to Business Systems, (C) agreements with employees or contractors of the Company that contain customary licenses related to use “background IP” or “pre-existing IP” incorporated by such employees or contractors into work product developed for the Company, (D) non-exclusive licenses granted to the Company by customers or distributors in the ordinary course of business, or (E) feedback and similar licenses that are not material to the business); and (iii) any Software or Business Systems constituting Company-Owned IP that are material to the business of the Company or any Company Subsidiary as currently conducted or as contemplated to be conducted as of the date hereof. The Company IP is sufficient in all material respects for the conduct of the business of the Company and the Company Subsidiaries as currently conducted.

(b)                The Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all Company-Licensed IP (provided, however, that the foregoing shall not be interpreted to be a representation regarding non-infringement). All Registered Intellectual Property constituting Company-Owned IP is subsisting, valid and enforceable.

(c)                The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Company-Owned IP rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information of the Company or any Company Subsidiary. To the knowledge of the Company, neither the Company nor any Company Subsidiary has disclosed any trade secrets or other material Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other person other than (i) pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information or (ii) intentionally in the ordinary course of business, through marketing materials made available by the Company or a Company Subsidiary, which such marketing materials do not contain trade secrets of the Company or any Company Subsidiary or any other sensitive or proprietary information of the Company or any Company Subsidiary.

(d)                Except as set forth in Section 4.13(d) of the Company Disclosure Schedule, (i) Since January 1, 2018, there have been no claims filed and served, against the Company or any Company Subsidiary in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP (other than office actions received from the US Patent and Trademark Office and its foreign counterparts in the course of registering any Company-Owned IP), or (B) alleging any infringement, misappropriation of, or other violation by the Company or any Company Subsidiary of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate such Intellectual Property of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; (iv) neither the Company nor any of the Company Subsidiaries have sent any notice to or asserted or threatened in writing any action or claim against any person involving or relating to any Company-Owned IP, other than any such actions, claims or matters that have been resolved; (v) no Company nor any Company Subsidiary is a party to or otherwise bound by any settlement or consent agreement, covenant not to sue, non-assertion assurance, release, or other contract related to the Company’s or any Company Subsidiary’s rights to own, use, make, transfer, encumber, assign, license, distribute, convey, sell, or otherwise exploit the Company IP; and (vi) since January 1, 2018, neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e)                Except as would not be material to the Company or any of the Company Subsidiaries, taken as a whole, all persons who have contributed, developed or conceived any material Company-Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries substantially in the form(s) made available to Merger Sub or SPAC and pursuant to which such persons presently assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(f)                 The Company and Company Subsidiaries do not use and have not used any Open Source Software in a manner that would obligate the Company to license or provide the source code to any of the Software constituting Company-Owned IP (“Company Source Code”) for any purpose, or to make available for redistribution to any person the source code to any of the Software constituting Company-Owned IP at no or minimum charge.

(g)                Except as would not be material to the Company or any of the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities, including by implementing systems and procedures designed to (i) provide continuous monitoring and alerting of any problems or issues with the Business Systems owned by the Company and the Company Subsidiaries, and (ii) monitor network traffic for threats and scan and assess vulnerabilities in the Business Systems owned by the Company and the Company Subsidiaries. There has not been any material failure with respect to any of the Business Systems that has materially disrupted the business of the Company or has caused a widespread outage of the Products for any period of time.

(h)                The Company and each of the Company Subsidiaries since January 1, 2018, have complied in all material respects with: (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable external privacy policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage, Processing or use of Personal Information, including any privacy policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (iii) all contractual commitments that the Company or any Company Subsidiary has entered into with respect to privacy and/or data security, and (iv) PCI DSS; and (v) all advertising and marketing materials regarding information privacy, protection or security or handling of Personal Information (collectively, the “Data Security Requirements”). None of the disclosures or statements made by the Company or the Company Subsidiaries regarding the collection, use, Processing, storage, transfer or security of Personal Information has been inaccurate, misleading or deceptive. The Company does not sell Personal Information (as contemplated by the CCPA). The Company’s and the Company Subsidiaries’ employees receive reasonable training on information security issues to the extent required by Privacy/Data Security Laws. The Company and the Company Subsidiaries have commercially reasonable administrative, technical and physical safeguards to protect the confidentiality, privacy and security of Personal Information. To the Company’s knowledge, there are no Disabling Devices in any of the Business Systems or Product components. Since January 1, 2018 to the date hereof, neither the Company nor any of the Company Subsidiaries has (x) experienced any material data security breaches, material unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption or alteration of any Business Data or Personal Information or (y) received written notice of any audits, proceedings or investigations by any Governmental Authority, or received any written claims or complaints regarding the collection, dissemination, storage, use, or other processing of Personal Information, or the violation of any applicable Data Security Requirements. Neither the Company nor any of the Company Subsidiaries has provided or, to the Company’s knowledge, been legally required to provide any notice to data owners in connection with any unauthorized access, use or disclosure or other processing of Personal Information.

(i)                 The Company and/or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, and (ii) with respect to Business Data that does not constitute Company-Owned IP, has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of such Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Acquisition Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit the Domesticated SPAC, the Surviving Subsidiary Corporation or such Company Subsidiaries, as applicable, from receiving or using Personal Information or other Business Data after the Acquisition Closing Date, in the same manner in which the Company or such Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Acquisition Closing Date.

(j)                 Neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company-Owned IP.

(k)                None of the Company, any Company Subsidiaries, or, to the Company’s knowledge, any other party acting on behalf of the Company or the Company Subsidiaries has disclosed or delivered to any third party, or permitted the disclosure or delivery by any escrow agent or other party of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by the Company, any Company Subsidiaries or any other party acting on behalf of Company or Company Subsidiaries to any third party of any Company Source Code. Neither the execution of the Transaction Documents nor the consummation of any of the Transactions, in and of itself, would reasonably be expected to result in the release of any Company Source Code from escrow.

Section 4.14           Taxes.

(a)                The Company and the Company Subsidiaries: (i) have duly filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, regardless of whether shown on a Tax Return, except with respect to current period Taxes that are not yet due and payable or otherwise being contested in good faith and for which adequate reserves in accordance with GAAP have been established in the Financial Statements, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to the assessment of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing.

(b)                Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes.

(c)                Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Acquisition Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Acquisition Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Acquisition Closing; (iii) installment sale or open transaction disposition made prior to the Acquisition Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Acquisition Closing; (v) prepaid amount received or deferred revenue recognized prior to the Acquisition Closing outside the ordinary course of business; (vi) use of an improper method of accounting for a Tax period on or prior to the Acquisition Closing Date; or (vii) the application of Section 965 of the Code (including as a result of any election under Section 965(h) of the Code).

(d)                Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.

(e)                Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company is the common parent or of which the Company and the Company Subsidiaries are the only members).

(f)                 Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than, in each case, liabilities for Taxes pursuant to an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

(g)                Neither the Company nor any Company Subsidiary has (i) any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Acquisition Closing.

(h)                Neither the Company nor any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for Tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement.

(i)                 Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Section 6707A of the Code and Treasury Regulation Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or any transaction substantially similar thereto.

(j)                 Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted or, to the knowledge of the Company or any Company Subsidiary, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for material Taxes.

(k)                There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(l)                 Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)              Neither the Company nor any Company Subsidiary has received notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)                Neither the Company nor any Company Subsidiary has received written notice of any claim from a Tax authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to material Taxes in such jurisdiction.

(o)                Section 4.14(o) of the Company Disclosure Schedule sets forth with respect to each Company Subsidiary, (A) the country in which it is organized and (B) its Tax classification for U.S. federal income Tax purposes.

(p)                Each of the Company and the Company Subsidiaries is Tax resident only in the United States.

(q)                As of the date hereof, to the knowledge of the Company, there are no current facts or circumstances that could reasonably be expected to prevent or impede (i) the Domestication from qualifying as a “reorganization” within the meaning of 368(a)(1)(F) of the Code or (ii) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Neither the Company nor any Company Subsidiary has taken any action, or has any current plan, intention or obligation to take any action, that could reasonably be expected to prevent or impede (i) the Domestication from qualifying as a “reorganization” within the meaning of 368(a)(1)(F) of the Code or (ii) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.15           Environmental Matters. (a) Neither the Company nor any of the Company Subsidiaries has violated since January 1, 2018, nor are any of them in violation of, applicable Environmental Law, including all material registration, recordkeeping, and other obligations required to generate, hold, trade, and sell Environmental Attributes; (b) to the Company’s knowledge, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) is contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary pursuant to Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company and under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary, and their Products, are in compliance with Environmental Laws and Environmental Permits; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation or, or liability under, Environmental Laws, except in each case of the foregoing as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries. The Company has provided all environmental site assessments, reports, studies or other evaluations in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

Section 4.16           Material Contracts.

(a)                Section 4.16(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each of the following types of contracts and agreements (whether written or oral) to which the Company or any Company Subsidiary is a party or bound and as are in effect as of the date of this Agreement (such contracts and agreements as are required to be set forth in Section 4.16(a) of the Company Disclosure Schedule, excluding any Plan listed in Section 4.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i)                all contracts and agreements with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $250,000, in the aggregate, over any 12-month period;

(ii)               all contracts and agreements with Suppliers to the Company or any Company Subsidiary, including those relating to the design, development, manufacture or sale of Products of the Company or any Company Subsidiary, for expenditures paid or payable by the Company or any Company Subsidiary of more than $250,000, in the aggregate, over any 12-month period;

(iii)              all management contracts (excluding contracts for employment) and contracts with other consultants, in each case, with compensation paid or payable by the Company or any Company Subsidiary of more than $250,000, in the aggregate, over any 12-month period;

(iv)             all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party that provide for payments by the Company or any Company Subsidiary or to the Company or any Company Subsidiary in excess of $250,000, in the aggregate, over any 12-month period;

(v)               all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(vi)              all contracts and agreements evidencing indebtedness for borrowed money and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or Lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person, in each case, in an amount greater than $250,000;

(vii)            all partnership, joint venture or similar agreements (excluding any partnership agreement or similar agreement of any wholly-owned Company Subsidiary);

(viii)           all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party that involve payments by the Company or any Company Subsidiaries in excess of $125,000, in the aggregate, over any 12-month period;

(ix)             all contracts and agreements that materially limit, or purport to materially limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(x)               all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

(xi)              all contracts and agreements relating to the purchase of engineering or design services that involve more than $250,000, other than those contracts and agreements under which no further services are due;

(xii)            all leases or master leases of personal property reasonably likely to result in annual payments of $250,000 or more in a 12-month period;

(xiii)           all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a)(ii) of the Company Disclosure Schedule;

(xiv)           all contracts which involve the license or grant of rights by the Company or any Company Subsidiary to a third party of material Company-Owned IP other than (A) agreements with contractors of the Company or any Company Subsidiary to use Company-Owned IP to the extent necessary for such contractor’s performance of services for the Company or any Company Subsidiary, (B) non-exclusive licenses granted to Company’s customers in the ordinary course, (C) non-disclosure agreements entered into in the ordinary course or (D) non-exclusive licenses that are merely incidental to the transaction contemplated in such license, including contracts that include an incidental license to use the trademarks of the Company for marketing or advertising purposes;

(xv)            all contracts or agreements under which the Company or any Company Subsidiary has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier or “most favored supplier” basis;

(xvi)           all agreements for the development of material Company-Owned IP that is embodied in or distributed with a Product or otherwise material Company-Owned IP for the benefit of the Company (other than employee invention assignment and confidentiality agreements and consulting agreements entered into on the Company’s standard forms of such agreements made available to SPAC);

(xvii)           all contracts and agreements that relate to the direct or indirect acquisition or the disposition of any securities or business (whether by merger, sale of stock, sale of assets or otherwise) in each case, involving payments of $250,000 or more, other than contracts and agreements in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(xviii)         all contracts and agreements relating to a Company Interested Party Transaction;

(xix)           all contracts and agreements involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $250,000 or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief;

(xx)             all contracts that govern the basic relationship between each Insurer and CPI (each such contract between an Insurer and CPI, a “Producer Contract”); and

(xxi)            all contracts and agreements of CPI that provide for payment of any commissions, referral fees, marketing fees, profit commission, sharing or splitting any of the foregoing.

(b)                (i) each Material Contract is a legal, valid and binding obligation of the Company or any Company Subsidiary (as applicable) and, to the knowledge of the Company, the other parties thereto, subject to the Remedies Exceptions, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) during the last twelve (12) months, neither the Company nor any Company Subsidiary has received any notice or claim of any such breach, violation or default under any such Material Contract, in each case of the foregoing except for any such conflicts, breaches, defaults or other occurrences which would not be expected to be material to the Company and the Company Subsidiaries, taken as a whole. The Company has made available to SPAC true and complete copies of all Material Contracts, including any amendments thereto that are material in nature.

Section 4.17           Insurance.

(a)                Section 4.17(a) of the Company Disclosure Schedule sets forth with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer and the principal insured, (ii) the policy number and the policy type, (iii) the period and limits of coverage and (iv) the premium most recently charged.

(b)                Except as would not be material to the Company or any of the Company Subsidiaries, taken as a whole, with respect to each material insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy, nor has there been any failure to give notice of or present any claim under such policies in a due and timely fashion; (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (iv) all deductible or self-insured retention amounts, as applicable, are commercially reasonable and (v) neither the Company nor any of the Company Subsidiaries has received any disclaimer of coverage other than reservation rights notices received in the ordinary course of business; (vi) no carrier has provided written notice of any material claim, notice of circumstance, refusal of any coverage, limitation in coverage or rejection of any material claim, insurance carrier litigation or dispute pending in connection with such policy; and (vii) there is no written threatened termination or invalidation of such policy.

(c)                The Company and the Company Subsidiaries maintain, and have maintained, insurance policies and coverage in such amounts and against such risk (i) as is reasonable and customary, (ii) as is sufficient for compliance with all contracts to which the Company or any Company Subsidiary is a party or by which it is bound, (iii) as is sufficient for compliance with all applicable Laws, and (iv) as is sufficient to cover the expected liabilities of the Company and the Company Subsidiaries.

Section 4.18           Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (i) determined that this Agreement and the Transactions (including the Merger Steps) are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and adopted this Agreement and the Transactions (including the Merger Steps) and declared their advisability, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Transactions (including the Merger Steps) and directed that this Agreement and the Transactions (including the Merger Steps) be submitted for consideration by the Company’s stockholders. The Requisite Company Stockholder Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Requisite Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

Section 4.19           Certain Business Practices.

(a)                Since January 1, 2017, none of the Company, any Company Subsidiary, any of their respective directors or officers, or to the Company’s knowledge, employees or agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b)                Since January 1, 2017, none of the Company, any Company Subsidiary, any of their respective directors or officers, or to the Company’s knowledge, employees or agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

(c)                There are no, and since January 1, 2017, there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

Section 4.20           Interested Party Transactions; Side Letter Agreements.

(a)                Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (i) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (ii) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements (each, a “Company Interested Party Transaction”). The Company and the Company Subsidiaries have not, since January 1, 2018, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (y) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between the Company or any of the Company Subsidiaries and any family member of any director, officer or other affiliate of the Company or any of the Company Subsidiaries.

(b)                Section 4.20(b) of the Company Disclosure Schedule sets forth a true and complete list of all transactions, contracts, side letters, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any other person, on the other hand, which grant or purport to grant any board observer or management rights (collectively, the “Side Letter Agreements”).

(c)                Effective as of the Acquisition Closing, the Company Voting Agreement, the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement and, except as set forth in Section 4.20(c) of the Company Disclosure Schedule, each Side Letter Agreement shall terminate pursuant to its terms and shall be of no further force or effect.

Section 4.21           Paycheck Protection Program.  Except for the PPP Loan and the EIDL, neither the Company nor any Company Subsidiary has received any payment or incurred any liability pursuant to, arising out of or otherwise in connection with the CARES Act or any other government-sponsored relief program relating to COVID-19. A true, correct and complete copy of the PPP Loan Application and CPI’s application for the EIDL have been made available by the Company to SPAC prior to the date of this Agreement. The PPP Loan Application and CPI’s application for the EIDL (a) were authorized by the Company or the applicable Company Subsidiary in accordance with its Certificate of Incorporation and bylaws, (b) were completed and submitted by the Company or the applicable Company Subsidiary in good faith, (c) were correct and complete in all material respects, (d) presented fairly the financial position and results of operations of the Company as set forth therein, (e) were derived from the information set forth in the books and records of the Company or the applicable Company Subsidiary and (f) complied with the CARES Act and applicable Law. The Company’s use of the proceeds of the PPP Loan complied with the CARES Act and applicable Law in all material respects, as reasonably interpreted by the Company at the time of such use. CPI’s use of the proceeds of the EIDL complied with the CARES Act and applicable Law in all material respects, as reasonably interpreted by CPI at the time of such use. To the Company’s knowledge, the Company was eligible to receive the PPP Loan and CPI was eligible to receive the EIDL under the requirements of the CARES Act and as otherwise provided by applicable Law.  The PPP Forgiveness Application materials and supporting documentation with respect to the PPP Loan delivered by the Company to the PPP Lender were true and correct in all material respects. As of the date of this Agreement, the EIDL has been repaid in full.

Section 4.22           Insurance Company Matters.

(a)                Section 4.22(a) of the Company Disclosure Schedule sets forth each insurance company (an “Insurer”) with which CPI has placed any business during the four-month period beginning August 1, 2021 and ended November 30, 2021, showing the name of each such Insurer and the total compensation owed to CPI by such Insurer. There are no outstanding disputes between CPI and any Insurer with respect to the business of CPI.

(b)                Each Producer Contract has been approved by each applicable Governmental Authority or filed with and not objected to by such Governmental Authority within the period provided by applicable Law for objection.

Section 4.23           Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 4.24           Brokers. Except for Oppenheimer & Co. Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has provided SPAC with a true and complete copy of all contracts, agreements and arrangements including its engagement letter, between the Company and Oppenheimer & Co. Inc., other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC AND MERGER SUB

Except as set forth in the SPAC SEC Reports or SPAC’s disclosure schedule delivered by SPAC in connection with this Agreement (the “SPAC Disclosure Schedule”) (provided that each section of the SPAC Disclosure Schedule qualifies the correspondingly numbered representation or warranty specified therein and any such other representations, warranties or covenants where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation, warranty or covenant is reasonably apparent on the face of such disclosure and to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a SPAC SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)) and assuming the truth and correctness of the representations and warranties of the Company set forth in Article IV, SPAC hereby represents and warrants to the Company as follows:

Section 5.01           Corporate Organization.

(a)                Except to the extent expressly contemplated by the Transactions (including the Domestication), each of SPAC and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Except to the extent expressly contemplated by the Transactions (including the Domestication), each of SPAC and Merger Sub is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b)                Merger Sub is the only subsidiary of SPAC. Except for Merger Sub, SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 5.02           Organizational Documents. As of the date hereof, each of SPAC and Merger Sub has furnished to the Company complete and correct copies of the SPAC Organizational Documents and the Merger Sub Organizational Documents. Except to the extent expressly contemplated by the Transactions (including the Domestication), the SPAC Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither SPAC nor Merger Sub is in violation of any of the provisions of the SPAC Organizational Documents and the Merger Sub Organizational Documents.

Section 5.03           Capitalization.

(a)                As of the date of this Agreement, the authorized share capital of SPAC consists of (i) 110,000,000 SPAC Ordinary Shares and (ii) 1,000,000 preference shares, par value $0.0001 per share (“SPAC Preferred Stock”). As of the date of this Agreement (iii) 15,687,500 SPAC Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iv) no SPAC Ordinary Shares are held in the treasury of SPAC, (v) 16,738,636 SPAC Warrants are issued and outstanding, and (vi) 16,738,636 SPAC Ordinary Shares are reserved for future issuance pursuant to the SPAC Warrants. As of the date of this Agreement, there are no shares of SPAC Preferred Stock issued and outstanding. Prior to the Domestication, each SPAC Warrant is exercisable for one SPAC Ordinary Share at an exercise price of $11.50, subject to the terms of such SPAC Warrant and the SPAC Warrant Agreement.

(b)                As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, 1,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by SPAC free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c)                All outstanding SPAC Units, SPAC Ordinary Shares and SPAC Warrants have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Laws.

(d)                Except for the Subscription Agreements, the Commitment Papers, this Agreement and the SPAC Warrants, SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, SPAC. All shares of Domesticated SPAC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither SPAC nor any subsidiary of SPAC is a party to, or otherwise bound by, and neither SPAC nor any subsidiary of SPAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Letter Agreement and the SPAC Founders Stock Letter, SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Ordinary Shares (or, following the Domestication, shares of Domesticated SPAC Common Stock) or any of the equity interests or other securities of SPAC or any of its Subsidiaries. Except with respect to the Redemption Rights and the SPAC Warrants and pursuant to the SPAC Founders Stock Letter, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Ordinary Shares (or, following the Domestication, shares of Domesticated SPAC Common Stock). There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.04           Authority Relative to This Agreement. Each of SPAC and Merger Sub have all necessary corporate or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of SPAC and Merger Sub and the consummation by each of SPAC and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of SPAC or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Domestication, the approval of the holders of two thirds of the then-outstanding SPAC Ordinary Shares who, being entitled to so do, vote in person or by proxy at the SPAC Shareholders’ Meeting and by the holders of a majority of the then outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL and the Companies Act and (b) with respect to the other Transactions, the approval of the holders of a majority of the then-outstanding SPAC Ordinary Shares who, being entitled to so do, vote in person or by proxy at the SPAC Shareholders’ Meeting). This Agreement has been duly and validly executed and delivered by SPAC and Merger Sub and constitutes a legal, valid and binding obligation of SPAC or Merger Sub, enforceable against SPAC or Merger Sub in accordance with its terms subject to the Remedies Exceptions. The SPAC Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the SPAC Organizational Documents shall not apply to the Merger Steps, this Agreement, any Ancillary Agreement or any of the other Transactions.

Section 5.05           No Conflict; Required Filings and Consents.

(a)                The execution and delivery of this Agreement by each of SPAC and Merger Sub do not, and the performance of this Agreement by each of SPAC and Merger Sub will not, (i) conflict with or violate the SPAC Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of SPAC or Merger Sub or by which any of their properties or assets are bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of SPAC or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of SPAC or Merger Sub is a party or by which each of SPAC or Merger Sub or any of their properties or assets are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b)                The execution and delivery of this Agreement by each of SPAC and Merger Sub do not, and the performance of this Agreement by each of SPAC and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and the Companies Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC or Merger Sub from performing its material obligations under this Agreement.

Section 5.06           Compliance. Neither SPAC nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC or Merger Sub or by which any property or asset of SPAC or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC or Merger Sub is a party or by which SPAC or Merger Sub or any property or asset of SPAC or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect. Each of SPAC and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07           SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)                SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since August 30, 2021, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has hereto furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report.

(b)                Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports.

(c)                Except as and to the extent set forth in the SPAC SEC Reports, neither SPAC nor Merger Sub has any material liability or obligation of a nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations arising in the ordinary course of SPAC’s and Merger Sub’s business.

(d)                SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market.

(e)                There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)                 Neither SPAC (including, to the knowledge of SPAC, any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any fraud that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (ii) as of the date hereof, any claim or allegation regarding any of the foregoing.

(g)                As of the date hereof, there are no outstanding comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(h)                Notwithstanding anything to the contrary in this Section 5.07, no representation or warranty is made in this Agreement as to the accounting treatment of (i) the SPAC Warrants or (ii) the SPAC Ordinary Shares.

Section 5.08           Business Activities; Absence of Certain Changes or Events.

(a)                Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment or Governmental Order binding upon SPAC or to which SPAC is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Acquisition Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b)                Except for this Agreement and the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or have its assets or property subject to, in each case whether directly or indirectly, any contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)                Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger Steps. Except as set forth in the Merger Sub Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon the Merger Sub or to which the Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Acquisition Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(d)                Merger Sub does not own or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(e)                Merger Sub was formed solely for the purpose of effecting the Acquisition Merger and has no, and at all times prior to the Acquisition Merger Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

(f)                 Since August 30, 2021 and on and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (i) SPAC has conducted its business in all material respects in the ordinary course, other than due to any actions taken due to any COVID-19 Measures, (ii) SPAC has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (iii) there has not been a SPAC Material Adverse Effect, and (iv) SPAC has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

Section 5.09           Absence of Litigation. (a) As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority, and (b) as of the Acquisition Closing, there is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority that would reasonably be expected to have a SPAC Material Adverse Effect. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority.

Section 5.10           Board Approval; Vote Required.

(a)                The SPAC Board has duly (i) determined that this Agreement and the Transactions (including the Merger Steps) are fair to and in the best interests of SPAC, (ii) approved and adopted this Agreement and the Transactions (including the Merger Steps and the Private Placements) and declared their advisability, (iii) recommended that the shareholders of SPAC approve and adopt this Agreement and approve the Transactions (including the Merger Steps and the Private Placements), and directed that this Agreement and the Transactions (including the Merger Steps and the Private Placements), be submitted for consideration by the shareholders of SPAC at the SPAC Shareholders’ Meeting.

(b)                The only vote of the holders of any class or series of share capital of SPAC necessary to approve the Domestication is the affirmative vote of the holders of two thirds of the outstanding SPAC Ordinary Shares who, being eligible to do so, attend and vote at the SPAC Shareholders’ Meeting and to approve the other Transactions is the affirmative vote of the holders of a majority of the then-outstanding SPAC Ordinary Shares who, being entitled to so do, vote in person or by proxy at the SPAC Shareholders’ Meeting.

(c)                The Merger Sub Board has duly (i) determined that this Agreement and the Acquisition Merger are fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) approved and adopted this Agreement and the Transactions (including the Acquisition Merger) and declared their advisability, and (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Transactions (including the Acquisition Merger) and directed that this Agreement and the Transactions (including the Acquisition Merger) be submitted for consideration by the sole stockholder of Merger Sub.

(d)                The only votes of the holders of any class or series of capital stock or membership interests of Merger Sub that are necessary to approve this Agreement, the Acquisition Merger and the other Transactions are the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

Section 5.11           Brokers. Except for Chardan Capital Markets, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC or Merger Sub. SPAC has provided the Company with a true and complete copy of all contracts, agreements and arrangements, including its engagement letters, with Chardan Capital Markets, LLC, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

Section 5.12           SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $125,000,000 in the trust fund established by SPAC for the benefit of its public shareholders (the “Trust Fund”) (including, if applicable, an aggregate of approximately $4,375,000 of deferred underwriting discounts and commissions being held in the Trust Fund) maintained in a trust account at Wilmington Trust, National Association (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Wilmington Trust, National Association (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of August 30, 2021, between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than shareholders of SPAC who shall have elected to redeem their Domesticated SPAC Common Stock pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Acquisition Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. To SPAC’s knowledge, as of the date of this Agreement, following the Acquisition Merger Effective Time, no shareholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such shareholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Merger Steps and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the funds in the Trust Fund in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Acquisition Merger Effective Time shall be paid as and when due, including all amounts payable (i) to shareholders of SPAC who shall have exercised their Redemption Rights, (ii) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (iii) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (iv) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Merger Steps. As of the date hereof, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Acquisition Merger Effective Time.

Section 5.13           Employees. SPAC and Merger Sub each have no (and have not at any point had any) employees on their payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any officer or director. SPAC and Merger Sub have never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereunder (either alone or upon the occurrence of any additional or subsequent events or the passage of time) will (i) cause any compensatory payment or benefit, including any retention, bonus, fee, distribution, remuneration, or other compensation payable to any Person who is or has been an employee of or independent contractor to SPAC (other than fees paid to consultants, advisors, placement agents or underwriters engaged by SPAC in connection with its initial public offering or this Agreement and the Transactions) to increase or become due to any such Person or (ii) result in forgiveness of indebtedness with respect to any employee of SPAC. The consummation of the Transactions contemplated hereby could not reasonably be expected to be the direct or indirect cause of any amount paid or payable by SPAC or Merger Sub to any employee, officer, director, or individual consultant or advisor of SPAC and/or Merger Sub being characterized as an “excess parachute payment” under Section 280G of the Code.

Section 5.14           Taxes.

(a)                SPAC and Merger Sub: (i) have duly filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, regardless of whether shown on a Tax Return, except with respect to current period Taxes that are not yet due and payable or otherwise being contested in good faith and for which adequate reserves in accordance with GAAP have been established in the financial statements contained in the SPAC SEC Reports, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to the assessment of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing.

(b)                Neither SPAC nor Merger Sub is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes.

(c)                Neither SPAC nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Acquisition Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Acquisition Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Acquisition Closing; (iii) installment sale or open transaction disposition made prior to the Acquisition Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Acquisition Closing; (v) prepaid amount received or deferred revenue recognized prior to the Acquisition Closing outside the ordinary course of business; (vi) use of an improper method of accounting for a Tax period on or prior to the Acquisition Closing Date; or (vii) the application of Section 965 of the Code (including as the result of any election under Section 965(h) of the Code).

(d)                Each of SPAC and Merger Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.

(e)                Neither SPAC nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which SPAC is the common parent).

(f)                 Neither SPAC nor Merger Sub has any material liability for the Taxes of any person (other than SPAC or Merger Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than, in each case, liabilities for Taxes pursuant to an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

(g)                Neither SPAC nor Merger Sub has (i) any request for a material ruling in respect of Taxes pending between SPAC or Merger Sub, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Acquisition Closing.

(h)                Neither SPAC nor Merger Sub has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for Tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement.

(i)                 Neither SPAC nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Section 6707A of the Code and Treasury Regulation Section 1.6011-4(b) or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or any transaction substantially similar thereto.

(j)                 Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing or, to the knowledge of SPAC, has threatened to assert against SPAC or Merger Sub any deficiency or claim for material Taxes.

(k)                There are no Tax Liens upon any assets of SPAC or Merger Sub except for Permitted Liens.

(l)                 Neither SPAC nor Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)              Neither SPAC nor Merger Sub has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of any applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)                Neither SPAC nor Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which SPAC or Merger Sub does not file Tax Returns stating that SPAC or Merger Sub (as applicable) is or may be subject to material Taxes in such jurisdiction.

(o)                SPAC has no Subsidiaries (and has not had any Subsidiary) other than Merger Sub.

(p)                Each of SPAC and Merger Sub is Tax resident only in its jurisdiction of formation.

(q)                As of the date hereof, to the knowledge of SPAC, there are no current facts or circumstances that could reasonably be expected to prevent or impede (i) the Domestication from qualifying as a “reorganization” within the meaning of 368(a)(1)(F) of the Code or (ii) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Neither SPAC, nor Merger Sub has taken any action, or has any current plan, intention or obligation to take any action, that could reasonably be expected to prevent or impede (i) the Domestication from qualifying as a “reorganization” within the meaning of 368(a)(1)(F) of the Code or (ii) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.15           Registration and Listing. As of the date hereof, the issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “CHWAU,” the issued and outstanding SPAC Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “CHWA,” and the issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “CHWAW.” SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market. As of the date hereof, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Ordinary Shares or SPAC Warrants or terminate the listing of SPAC on the Nasdaq Capital Market. As of the date hereof, none of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Ordinary Shares or the SPAC Warrants under the Exchange Act.

Section 5.16           Insurance. Except for directors’ and officers’ liability insurance, SPAC does not maintain any insurance policies.

Section 5.17           Intellectual Property. Neither SPAC nor Merger Sub owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. To the knowledge of SPAC, neither SPAC nor Merger Sub infringes, misappropriates or violates any Intellectual Property of any other Person.

Section 5.18           Agreements; Contracts and Commitments.

(a)                Section 5.18(a) of the SPAC Disclosure Schedule sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which SPAC or Merger Sub is party, including contracts by and among SPAC or Merger Sub, on the one hand, and any director, officer, stockholder or affiliate of such parties (the “SPAC Material Contracts”), on the other hand, other than any such SPAC Material Contract that is listed as an exhibit to any SPAC SEC Report.

(b)                Neither SPAC nor, to the knowledge of SPAC, any other party thereto, is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any SPAC Material Contract.

Section 5.19           Title to Property. Neither SPAC nor Merger Sub owns or leases any real property or personal property. There are no options or other contracts under which SPAC or Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

Section 5.20           Investment Company Act. Neither SPAC nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.21           Private Placements.

(a)                As of the date hereof, (i) SPAC has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by SPAC with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide the PIPE Investment Amount; (ii) to the knowledge of SPAC, with respect to each PIPE Investor, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended, modified or waived, in any material respect (it being understood that a change of or to one or more entities or individuals with respect to a PIPE Investor shall not be deemed a violation of the foregoing), and no withdrawal, termination, amendment or modification is contemplated by SPAC; (iii) each Subscription Agreement is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, each PIPE Investor, and neither the execution or delivery by SPAC thereto nor the performance of SPAC’s obligations under any such Subscription Agreement violates any Laws; (iv) there are no other agreements, side letters, or arrangements between SPAC and any PIPE Investor relating to any Subscription Agreement that would affect the obligation of such PIPE Investor to contribute to SPAC the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investor, and SPAC does not know of any facts or circumstances that would result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to SPAC, on the Acquisition Closing Date; and (v) no event has occurred that, with or without notice, lapse of time or both, would constitute a material default or breach on the part of SPAC under any term or condition of any Subscription Agreement and SPAC has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement.

(b)                No fees, consideration (other than Domesticated SPAC Common Stock issued in connection with the PIPE Investment Amount) or other discounts are payable or have been agreed by SPAC (including, from and after the Acquisition Closing, the Company and Merger Sub) to any PIPE Investor in respect of its portion of the PIPE Investment Amount.

Section 5.22           Financing.

(a)                SPAC has delivered to the Company (i) a true and complete copy of the Commitment Letter, and (ii) a true and complete copy of a fully executed fee letter with respect to fees and related arrangements with respect to the Financing (the “Fee Letter”, and together with the Commitment Letter, the “Commitment Papers”), providing, subject to the terms and conditions therein, a commitment from Blue Torch Capital, LP (together with its affiliated funds and any other parties providing a commitment thereunder (including any additional lenders, agents, arrangers or other parties joined thereto after the date hereof), collectively, the “Debt Financing Sources”) for the Financing. As of the date of this Agreement, the Commitment Papers have not been amended or modified, and, to the knowledge of SPAC, no such amendment or modification is contemplated, and the commitments of the Debt Financing Sources contained in the Commitment Papers have not been withdrawn, terminated or rescinded in any respect and, to the knowledge of SPAC, no such withdrawal, termination or rescission is contemplated.

(b)                As of the date of this Agreement, the Commitment Papers are (y) legal, valid and binding obligations of SPAC and, to the knowledge of SPAC, each of the other parties thereto, enforceable in accordance with their respective terms against SPAC and, to the knowledge of SPAC, each of the other parties thereto (in each case, subject to bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies) and (z) in full force and effect.

(c)                The only conditions precedent to the obligations of the Debt Financing Sources to fund the Financing on the Acquisition Closing Date are expressly set forth in the Commitment Papers.

(d)                As of the date of this Agreement, SPAC has no reason to believe that it will be unable to satisfy on a timely basis (or, if determined by SPAC to be advisable, obtain a waiver of) all of the conditions to the funding of the Financing on the Acquisition Closing Date that are required to be satisfied by it pursuant to the Commitment Papers, other than any such condition which is outside of SPAC’s control or where the failure to be so satisfied is a direct result of the Company’s failure to comply with its obligations under Section 6.03(c) below.

(e)                As of the date of this Agreement, other than the Commitment Papers, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Financing that contain terms that would reasonably be expected to adversely affect the amount, availability, enforceability or conditionality of the Financing as set forth in the Commitment Papers.

(f)                 In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by SPAC or any of its affiliates or any other financing or other transactions be a condition to any of SPAC’s obligations under this Agreement.

Section 5.23           SPAC’s and Merger Sub’s Investigation and Reliance. Each of SPAC and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by SPAC and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither SPAC nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 8.02(d). Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to SPAC, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. SPAC and Merger Sub acknowledge that, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

Section 5.24           SPAC Founders Stock Letter. SPAC has delivered to the Company a true, correct and complete copy of the SPAC Founders Stock Letter. No withdrawal, termination, amendment or modification of the SPAC Founders Stock Letter is contemplated by SPAC and, to the knowledge of SPAC, the SPAC Founders Stock Letter is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any material respect. The SPAC Founders Stock Letter is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the other SPAC Founder Shareholders. To the knowledge of SPAC, neither the execution nor delivery by the SPAC Founder Shareholders of, nor the performance of any of the SPAC Founder Shareholders’ obligations under, the SPAC Founders Stock Letter violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law (other than as required under applicable securities laws and as otherwise contemplated herein or in the other Transaction Documents). No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of SPAC under any material term or condition of the SPAC Founders Stock Letter.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER STEPS

Section 6.01           Conduct of Business by the Company Pending the Merger Steps.

(a)                The Company agrees that, between the date of this Agreement and the Acquisition Merger Effective Time or the earlier termination of this Agreement, except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (ii) set forth in Section 6.01 of the Company Disclosure Schedule, and (iii) required by applicable Law, unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)                 the Company shall use reasonable best efforts, and shall cause the Company Subsidiaries to use reasonable best efforts to, conduct their business in the ordinary course of business (taking into account recent past practice in light of COVID-19, including COVID-19 Measures by the Company taken prior to the date hereof); provided that any action taken, or omitted to be taken, that is required by applicable Law (including COVID-19 Measures) shall be deemed to be in the ordinary course of business; and

(ii)               the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations in all material respects.

(b)                by way of amplification and not limitation, except as (i) expressly contemplated by any other provision of this Agreement, including any subclause of this Section 6.01(b), or any Ancillary Agreement, (ii) set forth in Section 6.01 of the Company Disclosure Schedule, and (iii) required by applicable Law (including COVID-19 Measures), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Acquisition Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)                 amend or otherwise change the certificate of incorporation, bylaws or other organizational documents of the Company or any Company Subsidiary;

(ii)               adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger Steps);

(iii)             issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary, provided that (1) the exercise or settlement of any Company Options, Company RSU Awards or Company Warrants in effect on the date of this Agreement, (2) the issuance of shares of Company Common Stock (or other class of equity security of the Company, as applicable) pursuant to the terms of the Company Preferred Stock and the Company Warrants, in each case, in effect on the date of this Agreement, in each case, (3) the Series P Investment Transaction and all actions required for the consummation of the Series P Investment Transaction so long as consummated solely in accordance with the Company Certificate of Incorporation in effect on the date hereof and those certain Series P Subscription Agreements delivered by the Company to SPAC prior to the date hereof without any amendment, supplement, or modification thereto, or consent to, or waiver of, any provisions thereof (it being further understood and agreed that the Company shall not enter into any other agreements, side letters, or arrangements relating to the Series P Investment Transaction without the prior written consent of SPAC), and (4) the issuance of the Management Earnout RSUs shall not require the consent of SPAC; or (B) any material assets of the Company or any Company Subsidiary, except for (1) dispositions of obsolete or worthless equipment and (2) transactions among the Company and the Company Subsidiaries or among the Company Subsidiaries and (3) the sale or provision of good or services to customers in the ordinary course of business;

(iv)              acquire any equity interest in, or enter into a joint venture with, any other entity (excluding, for the avoidance of doubt, any wholly owned Company Subsidiary);

(v)                declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than any dividends or other distributions from any wholly owned Company Subsidiary to the Company or any other wholly owned Company Subsidiary;

(vi)              reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than acquisitions of any such capital stock or other Company securities in connection with the exercise of Company Options or settlement of Company RSU Awards;

(vii)            (A) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof for consideration in excess of $100,000 individually or $250,000 in the aggregate; or (B) incur any indebtedness for borrowed money having a principal or stated amount in excess of $250,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or intentionally grant any security interest in any of its assets, except for advances, loans or other incurrence of indebtedness of any kind under any credit facilities or other debt instrument (including under any applicable credit line) of the Company or the Company Subsidiaries not to exceed $250,000;

(viii)          make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), in each case, in excess of $250,000, individually or in the aggregate, make any material change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person, except (A) advances to employees or officers of the Company or any Company Subsidiaries in the ordinary course of business or (B) prepayments and deposits paid to suppliers of the Company or any Company Subsidiary in the ordinary course of business;

(ix)              make any material capital expenditures (or commit to making any capital expenditures) in excess of $2,000,000, individually or in the aggregate, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date of this Agreement, made available to SPAC;

(x)                acquire any fee interest in real property;

(xi)              except as required by applicable Law or the terms of any existing Plans as in effect on the date hereof, (A) grant any material increase in the compensation, incentives or benefits paid, payable, or to become payable to any current or former Service Provider (other than executive officers), except for increases in salary or hourly wage rates made in the ordinary course of business to any such Service Provider (other than executive officers) (and any corresponding bonus opportunity increases); (B) enter into any new, or materially amend any existing, retention, employment, employee incentive, severance or termination agreement with any current or former Service Provider (other than employment offer letters entered into in the ordinary course of business with new hires permitted pursuant to subsection (E) below); (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former Service Provider or holder of Company Options or Company RSU Awards; (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of Company employees; (E) hire any new employees of the Company or any Company Subsidiary unless (1) necessary to replace an employee whose employment has ended, as permitted hereunder (and in which case such hiring shall be on terms substantially similar to the terms applicable to the employment of the employee being replaced) or (2) such employees are hired with an annual base salary below $300,000; or (F) terminate the employment of any employee with an annual base salary at or above $300,000, other than any such termination for cause or due to death or disability; except that, in each case and without limiting the generality of the foregoing subclauses (A)–(F), the Company may (1) take action as required under any Plan or other employment or consulting agreement (or offer letter) in effect on the date of this Agreement, (2) change the title of its employees in the ordinary course of business and (3) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans applicable to employees with an annual base salary below $300,000;

(xii)            implement any employee layoffs, plant closings or similar events that individually or in the aggregate would give rise to any material obligations or liabilities on the part of the Company under the federal Work Adjustment and Retraining Notification Act or any similar state or local “mass layoff” or “plant closing” Law;

(xiii)          pay, distribute or advance any assets or property to any of its officers, directors, employees, partners, stockholders or other affiliates, other than payments or distributions in the ordinary course of business consistent with past practice;

(xiv)          make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as (A) contemplated by this Agreement or the Transactions or (B) required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(xv)            (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes, enter into any Tax closing agreement or consent to any extension or waiver of the limitation period applicable to or relating to any Tax claim or assessment, or (E) surrender any right to claim a material refund of income or other Taxes, in each case that is reasonably likely to result in an increase to Tax liability to the Company and the Company Subsidiaries taken as a whole;

(xvi)          change its jurisdiction of Tax residence;

(xvii)        (A) materially amend or modify, or consent to the termination (excluding any expiration in accordance with its terms) of, any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, or (B) enter into any contract or agreement that would have been a Material Contract had it been entered into prior to the date of this Agreement, in each case of the foregoing, except in the ordinary course of business consistent with past practice;

(xviii)        fail to use reasonable efforts to protect the confidentiality of any material trade secrets constituting Company-Owned IP;

(xix)          enter into any contract, agreement or arrangement that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company or the Products, which such Intellectual Property would be owned by a third party;

(xx)            permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in material items of Company-Owned IP;

(xxi)          waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $350,000 individually or $500,000 in the aggregate, in each case in excess of insurance proceeds;

(xxii)          enter into any new line of business that is materially different from the general nature of the business currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement;

(xxiii)        voluntarily fail to maintain or cancel without replacing any coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and any Company Subsidiaries and their assets and properties or change coverage in a manner materially detrimental to the Company and the Company Subsidiaries, taken as a whole, any material insurance policy insuring the business of the Company or any of the Company Subsidiaries;

(xxiv)        fail to use reasonable best efforts to keep current and in full force and effect, or to comply in all material respects with the requirements of, any Company Permit that is material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole; or

(xxv)          enter into any binding agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from SPAC to do any of the foregoing if obtaining such consent would reasonably be expected to violate applicable Law (including any COVID-19 Measures), and nothing contained in this Section 6.01 shall give to SPAC, directly or indirectly, the right to control the Company or any of the Company Subsidiaries prior to the Acquisition Closing Date. Prior to the Acquisition Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.02           Conduct of Business by SPAC and Merger Sub Pending the Merger Steps. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements and the Financing) and except as required by applicable Law, SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Acquisition Merger Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), SPAC shall use reasonable best efforts to, and shall cause Merger Sub to use reasonable best efforts to, conduct their respective businesses in the ordinary course of business. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements and the Financing) and as required by applicable Law, neither SPAC nor Merger Sub shall, between the date of this Agreement and the Acquisition Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)                amend or otherwise change the SPAC Organizational Documents, the Merger Sub Organizational Documents or form any subsidiary of SPAC other than Merger Sub;

(b)                declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than (i) redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents and (ii) pursuant to Section 7.23;

(c)                reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Ordinary Shares (prior to the Domestication), Domesticated SPAC Common Stock (following the Domestication) or SPAC Warrants except for redemptions from the Trust Fund;

(d)                issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of SPAC or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of SPAC or Merger Sub;

(e)                (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or otherwise acquire any securities or material assets from any third party, (ii) enter into any strategic joint ventures, partnerships or alliances with any other person or (iii) make any loan or advance or investment in any third party or initiate the start-up of any new business, non-wholly owned Subsidiary or joint venture;

(f)                 incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business;

(g)                make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h)                (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes, enter into any Tax closing agreement, or consent to any extension or waiver of the limitation period applicable to or relating to any Tax claim or assessment, or (E) surrender any right to claim a material refund of income or other Taxes, in each case that is reasonably likely to result in an increase to Tax liability to SPAC or Merger Sub;

(i)                 change its jurisdiction of Tax residence;

(j)                 liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC or Merger Sub;

(k)                amend or modify the Trust Agreement or any other agreement related to the Trust Account;

(l)                 (i) hire any employee or (ii) adopt or enter into any Employee Benefit Plan (including grant or establish any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of SPAC (for the avoidance of doubt, other than consultants, advisors, including legal counsel, or institutional service providers engaged by SPAC)); or

(m)              enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require SPAC to obtain consent from the Company to do any of the foregoing if obtaining such consent would reasonably be expected to violate applicable Law. Prior to the Acquisition Closing Date, each of the Company and SPAC shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.03           Financing

(a)                SPAC shall use its, and shall cause its affiliates to use their, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and subject only to the conditions set forth in the Commitment Papers contemporaneously with the Acquisition Closing, including by using its reasonable best efforts to (i) maintain in effect the Commitment Papers, (ii) negotiate and enter into definitive agreements with respect to the Financing (the “Definitive Agreements”) consistent with the terms and conditions contained in the Commitment Papers and (iii) satisfy on a timely basis (or, if determined by SPAC to be advisable, obtain a waiver of) all of the conditions to the funding of the Financing on the Acquisition Closing Date that are required to be satisfied by it pursuant to the Commitment Papers, other than any such condition which is outside of SPAC’s control or where the failure to be so satisfied is a direct result of the Company’s failure to comply with its obligations under Section 6.03(c) below. SPAC shall not, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), permit any termination of the commitments contained in the Commitment Papers or enter into any amendment, supplement, modification or waiver to the Commitment Papers, in each case, if such termination, amendment, supplement, modification or waiver would (A) reduce the aggregate amount of the Financing to an amount that would be less than the amount that is necessary for SPAC to satisfy its payment obligations and to consummate the transactions contemplated by this Agreement to be paid and/or consummated on the Acquisition Closing Date (the “Required Amount”) or (B) impose new or additional conditions precedent to the funding of the Financing on the Acquisition Closing Date or otherwise expand, amend or modify in any material respect any of the existing conditions precedent to the funding of the Financing on the Acquisition Closing Date, in each case, in a manner that would reasonably be expected to prevent or materially impede or delay the funding of the Financing. SPAC shall promptly deliver to the Company true and complete copies of any amendment, modification, supplement, consent or waiver to or under any Commitment Papers promptly upon execution thereof.

(b)                SPAC shall keep the Company informed on a reasonably prompt basis and in reasonable detail of the status of its efforts to arrange the Financing. Without limiting the generality of the foregoing, SPAC shall give the Company prompt written notice of (i) any actual or threatened material breach or termination, cancellation or repudiation by any party to the Commitment Papers and the receipt of any written notice or other written communication from the Debt Financing Sources with respect to any such material breach or any such termination, cancellation or repudiation by any party to the Commitment Papers, or (ii) the occurrence of an event or development that adversely affects the ability of SPAC to satisfy the conditions to the funding of the Financing on the Acquisition Closing Date that are required to be satisfied by it pursuant to the Commitment Papers, other than any such condition which is outside of SPAC’s control or where the failure to be so satisfied is a direct result of the Company’s failure to comply with its obligations under Section 6.03(c) below. As soon as reasonably practicable after the Company delivers to SPAC a written request, SPAC shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence. If the Financing becomes unavailable on the terms and conditions contemplated by the Commitment Papers (other than as a direct result of the Company’s failure to comply with its obligations under Section 6.03(c) below), and the Financing is necessary for SPAC to pay the Required Amount on the Acquisition Closing Date, SPAC shall (i) promptly notify the Company of such occurrence and (ii) use its reasonable best efforts to arrange and obtain, in replacement thereof, alternative financing (the “Alternative Financing”) in an amount equal to or greater than the Required Amount, with terms and conditions that (taken as a whole), in the reasonable judgment of SPAC, are not materially less favorable to SPAC (or its affiliates) than the terms and conditions set forth in the Commitment Papers; provided that in no event shall SPAC be required to pay any fees or expenses in excess of those contemplated by the Commitment Papers on the date hereof and this Agreement. Upon any amendment, supplement, modification, waiver or replacement of the Commitment Papers in accordance with the terms hereof (including upon the execution of any commitment letter or fee letter in respect of any Alternative Financing), the terms “Financing,” “Commitment Letter,” “Fee Letter” and “Commitment Papers” shall mean the applicable Financing, Commitment Letters, Fee Letters and Commitment Papers as so amended, supplemented, modified, waived or replaced, and SPAC shall deliver to the Company true and complete copies of the alternative debt financing letters (including fee letters that shall have fee or related information redacted in a manner consistent with the Fee Letter delivered as of the date of this Agreement). The foregoing notwithstanding, compliance by SPAC with this Section 6.03 shall not relieve SPAC of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available.

(c)                Prior to the Acquisition Closing Date, the Company shall provide, and shall cause the Company Subsidiaries to provide, and shall use its reasonable best efforts to cause its and their respective officers, employees and advisors to provide, to SPAC, such reasonable cooperation as is customary and reasonably requested by SPAC in connection with the arrangement, negotiation and closing of the Financing, which cooperation shall include: (i) with reasonable prior notice to the Company and subject to reasonable scheduling accommodations for the Company’s officers, directors, employees and advisors (as appropriate), participating in a reasonable number of meetings, presentations, due diligence sessions and sessions with the Debt Financing Sources (or potential Debt Financing Sources) at times and locations to be mutually agreed (which may be virtual) that are customary for financings of a similar type; (ii) providing such information that is required or reasonably necessary in connection with the negotiation of the Financing, including (without limitation) all financial and pertinent information as may be reasonably requested by SPAC to satisfy the terms and conditions set forth in the Commitment Papers; (iii) assisting with the preparation of the definitive financing agreements with respect to the Financing (including credit agreements and collateral agreements), together with all other customary financing deliverables (including certificates, instruments and other documents) and all schedules, annexes and exhibits thereto, in each case, as reasonably requested by SPAC and required in connection with the consummation of the Financing; (iv) subject to the occurrence of the Acquisition Closing, taking all corporate actions necessary to permit the consummation of the Financing and executing and delivering such definitive financing agreements and other customary deliverables described in the foregoing clause (iii), in each case, as reasonably requested by SPAC in connection with the consummation of the Financing; (v) at least five (5) Business Days prior to the Acquisition Closing Date, providing information regarding the Company and the Company Subsidiaries reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001, and information regarding beneficial ownership under 31 C.F.R. § 1010.230, in each case, to the extent requested in writing at least eight (8) Business Days prior to the Acquisition Closing Date; (vi) furnishing SPAC and the Debt Financing Sources as promptly as practicable with the financial reports and information necessary to satisfy the condition set forth in paragraph 4 of Annex I to Exhibit A of the Commitment Letter; and (vii) obtaining and facilitating the negotiation of payoff letters and other customary release and termination documentation for any indebtedness to be repaid at the Acquisition Closing and timely deliver any prepayment notices with respect thereto. The Company hereby consents to the use of its and the Company Subsidiaries’ logos, trademarks and name in connection with the Financing so long as such logos, trademarks and name are used solely in a manner that does not violate any existing contractual obligation of the Company and is not intended to, or reasonably likely to, harm or disparage the Company or the Company Subsidiaries.

(d)                Notwithstanding anything to the contrary herein, none of such requested cooperation provided in accordance with Section 6.03(c) shall unreasonably interfere with the normal business or operations of the Company and the Company Subsidiaries and in no event shall the Company or any of the Company Subsidiaries be required to (i) bear any expense, pay any commitment or other fee, enter into any definitive agreement, incur any other liability, make any other payment, be an issuer or other obligor with respect to the Financing or agree to provide any indemnity in connection with the Financing or any of the foregoing in each case that is effective prior to the Acquisition Effective Time or (ii) take any action to cause any condition to the Acquisition Closing set forth in this Agreement to fail to be satisfied or otherwise cause any breach of this Agreement that would provide SPAC or Merger Sub the right to terminate this Agreement. In addition, nothing in this Section 6.03(d) shall require (u) access to or disclosure of information, which in the reasonable judgment of the Company or any of the Company Subsidiaries, is restricted by contract, applicable Law, order, is subject to attorney-client privilege or could result in the disclosure of any trade secrets of third parties or violate any obligation of the Company or any of its Subsidiaries with respect to confidentiality, (v) the preparation of any financial statements or information that (1) are not available to it and prepared in the ordinary course of its financial reporting practice or (2) would not otherwise be available to it or capable of being prepared by it without undue burden or other than with the use of its reasonable best efforts (except, for the avoidance of doubt, preparation of the Audited Financial Statements pursuant to Section 7.17 and the preparation of any other information necessary for the Merger Materials or otherwise in accordance with Section 7.02 or Section 7.05), (w) any action that would conflict with or violate the charter or bylaws of the Company or any law or result in, prior to the Acquisition Merger Effective Time, the contravention of, or that would reasonably be expected to result in, prior to the Acquisition Merger Effective Time, a violation or breach of, or default under, any Material Contract, (x) any employee, officer or director of the Company or any of the Company Subsidiaries incurring any personal liability (as opposed to liability in his or her capacity as an officer of such Person) with respect to any matters related to the Financing, (y) the Company, any of the Company Subsidiaries or any of their respective boards of directors (or equivalent bodies) to approve or authorize the Financing or the Definitive Agreements if such approval or authorization will be effective prior to the Acquisition Effective Time or (z) the Company, any of the Company Subsidiaries or their counsel to provide any legal opinion in connection with the Financing. For the avoidance of doubt, none of the Company or any of the Company Subsidiaries or their respective officers, directors (with respect to any Company Subsidiary) or employees shall be required to execute or enter into or perform any Definitive Agreement the effectiveness of which is not contingent upon the Acquisition Closing or any Definitive Agreement that would be effective prior to the Acquisition Closing (other than with respect to any notices of prepayment or other documentation that is customarily effective prior to the closing of financings of this type), and no directors of the Company that will not be continuing directors, acting in such capacity, shall be required to execute or enter into or perform any agreement with respect to the Financing. In the event that the Acquisition Merger is not consummated and this Agreement is validly terminated pursuant to the terms herein, SPAC shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries or their respective representatives in connection with the cooperation contemplated by this Section 6.03 (other than incurred in connection with the preparation of the Audited Financial Statements pursuant to Section 7.17 and the preparation of any other information necessary for the Merger Materials or otherwise in accordance with Section 7.02 or Section 7.05). SPAC shall indemnify and hold harmless the Company and the Company Subsidiaries and their respective representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing, any action taken by them at the request of SPAC pursuant to this Section 6.03 and any information used in connection therewith, except to the extent such losses arise out of or result from the gross negligence, fraud, bad faith or willful misconduct of the Company or the Company Subsidiaries and/or any of their respective representatives acting on behalf or at their instruction. All non-public or otherwise confidential information regarding the Company or any of the Company Subsidiaries obtained by SPAC or its representatives pursuant to this Section 6.03(d) shall be kept confidential in accordance with the Confidentiality Agreement; provided, that the Company acknowledges and confirms that SPAC or its representatives may disclose any non-public or confidential information regarding the Company or the Company Subsidiaries to the Debt Financing Sources subject to an appropriate confidentiality agreement (or other appropriate confidentiality provisions, including such provisions set forth in the Commitment Papers) or as otherwise permitted hereunder.

(e)                Notwithstanding anything to the contrary herein or in the Commitment Papers, solely in the event that the Acquisition Merger is consummated, the Company hereby agrees that it shall be responsible for and shall bear and pay all commitments, costs, expenses and fees related to the Financing (which shall include any such commitments, costs, expenses and fees due or payable to the Debt Financing Sources), including, without limitation, the “Commitment Fee” (as defined in the Fee Letter), the “Ticking Fee” (as defined in the Fee Letter), and the “Alternate Transaction Fee” (as defined in the Fee Letter).

Section 6.04           Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Acquisition Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.04 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against SPAC, Merger Sub or any other person (a) for legal relief against monies or other assets of SPAC or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights)) or (b) for damages for breach of this Agreement against SPAC (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and SPAC consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01           No Solicitation.

(a)                From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, except as otherwise required by applicable Law (including, for the avoidance of doubt, the fiduciary duties of the members of the Company Board) the Company shall not, and shall cause the Company Subsidiaries not to and shall direct its and their respective Representatives acting on its or their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any (x) sale of 15% or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, (y) sale of 15% or more of the outstanding capital stock of the Company or one or more Company Subsidiaries holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, or (z) merger, consolidation, liquidation, dissolution or similar transaction involving the Company or one or more of the Company Subsidiaries holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, in each case, other than with SPAC and its Representatives (an “Alternative Transaction”), (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries in connection with any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. The Company shall, and shall cause the Company Subsidiaries to, and shall direct its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each special purpose acquisition corporation that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of the Company prior to the date hereof.

(b)                From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall notify SPAC promptly in writing after receipt by the Company, the Company Subsidiaries or any of their respective Representatives of any inquiry or proposal with respect to an Alternative Transaction, any inquiry that would reasonably be expected to lead to an Alternative Transaction or any request for non-public information relating to the Company or any of the Company Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of the Company Subsidiaries by any third party, in each case that is related to or that would reasonably be expected to lead to an Alternative Transaction. In such notice, the Company shall identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The Company shall keep SPAC informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

(c)                If the Company or any of the Company Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, then the Company shall promptly notify such person in writing that the Company is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.01 by the Company or any of the Company Subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by the Company.

(d)                From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, except as otherwise required by applicable Law (including, for the avoidance of doubt, the fiduciary duties of the members of the SPAC Board) each of SPAC and Merger Sub shall not, and shall direct their respective Representatives acting on their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or respond to or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any merger, consolidation, or acquisition of stock or assets or any other business combination involving SPAC and any other corporation, partnership or other business organization other than the Company and Company Subsidiaries (a “SPAC Alternative Transaction”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any SPAC Alternative Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any SPAC Alternative Transaction or any proposal or offer that could reasonably be expected to lead to a SPAC Alternative Transaction, (iv) commence, continue or renew any due diligence investigation regarding any SPAC Alternative Transaction, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. Each of SPAC and Merger Sub shall, and shall direct their respective affiliates and Representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any SPAC Alternative Transaction; provided, however, for the avoidance of doubt, nothing in this Section 7.01 shall limit the rights of any affiliate of SPAC, including the Sponsor, or any of its Representatives with respect to any transaction involving any person (other than SPAC) and any corporation, partnership or other business organization (other than the Company). The parties agree that any violation of the restrictions set forth in this Section 7.01 by SPAC or Merger Sub or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by SPAC and Merger Sub.

(e)                From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, SPAC shall notify the Company promptly after receipt by SPAC or any of its Representatives of any inquiry or proposal with respect to a SPAC Alternative Transaction, any inquiry that would reasonably be expected to lead to a SPAC Alternative Transaction or any request for non-public information relating to SPAC or for access to the business, properties, assets, personnel, books or records of SPAC by any third party, in each case that is related to an inquiry or proposal with respect to a SPAC Alternative Transaction. In such notice, SPAC shall identify the third party making any such inquiry, proposal, indication or request with respect to a SPAC Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. SPAC shall keep the Company informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to a SPAC Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

(f)                 If SPAC or any of its Representatives receives any inquiry or proposal with respect to a SPAC Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, then SPAC shall promptly notify such person in writing that SPAC is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal.

Section 7.02           Registration Statement; Proxy Statement.

(a)                As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 7.02, (i) SPAC (with the assistance and cooperation of the Company as reasonably requested by SPAC) shall prepare and file with the SEC mutually acceptable materials which shall include a proxy statement / prospectus containing a proxy statement in preliminary form (as amended or supplemented, the “Proxy Statement”) to be filed with the SEC as part of the Registration Statement and sent to SPAC’s shareholders relating to the meeting of SPAC’s shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”) to be held to consider (A) approval and adoption of this Agreement and the Merger Steps and the other Transactions contemplated by this Agreement, including the adoption of the Domesticated SPAC Organizational Documents, in the forms attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by SPAC and the Company) effective as of the Domestication Closing and any separate or unbundled proposals as are required to implement the foregoing, (B) approval of the issuance of Domesticated SPAC Common Stock as contemplated by this Agreement and the Subscription Agreements, (C) approval and adoption of the Omnibus Incentive Plan (the “Omnibus Incentive Plan Proposal”) and the ESPP (the “ESPP Proposal”), (D) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, and (E) any other proposals the parties deem necessary to effectuate the Merger Steps (clauses (A), (B), (C), (D) and (E) collectively, the “Required SPAC Proposals”), and (ii) the Company and SPAC shall jointly prepare and SPAC shall file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the Assumed SPAC Warrants (and the Domesticated SPAC Common Stock issuable upon exercise thereof) and the shares of Domesticated SPAC Common Stock to be issued or issuable in the Merger Steps to the shareholders of SPAC as of immediately prior to the Domestication Closing and the stockholders of the Company pursuant to this Agreement. Each of the Company and SPAC shall furnish all information concerning such party as the other party may reasonably request in connection with such actions and the preparation of the Merger Materials. SPAC and the Company each shall use their reasonable best efforts to (w) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Merger Materials, (y) cause the Registration Statement to be declared effective as promptly as practicable and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, SPAC shall take all actions necessary to cause the Merger Materials to be mailed to its shareholders as of the applicable record date as promptly as practicable (and in any event within three (3) Business Days) following the date upon which the Registration Statement becomes effective. Each of the Company and SPAC shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, SPAC shall cause the officers and employees of SPAC and its Subsidiaries to be reasonably available to the Company and its counsel in connection with the drafting of the Merger Materials and to respond in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “Merger Materials” means the Registration Statement, including the prospectus forming a part thereof, the Proxy Statement, and any amendments thereto.

(b)                No filing of, or amendment or supplement to the Merger Materials will be made by SPAC without the approval the Company (such approval not to be unreasonably withheld, conditioned or delayed). SPAC will advise the Company, as promptly as practicable after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of the suspension of the qualification of the Assumed SPAC Warrants (and the Domesticated SPAC Common Stock issuable upon exercise thereof) to be issued or issuable in the Merger Steps to the shareholders of SPAC as of immediately prior to the Domestication Closing, the PIPE Investors and the stockholders of the Company pursuant to this Agreement. SPAC will advise the Company, promptly after it receives notice thereof, of any request by the SEC for amendment of the Merger Materials or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply the Company with copies of all written correspondence between it or any of its Representatives (as defined below), on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Merger Steps. No response to any comments from the SEC or the staff of the SEC relating to the Merger Materials will be made by SPAC without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), and without providing the Company, as applicable, a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(c)                SPAC represents that the information supplied by SPAC for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Merger Materials are mailed to its shareholders and (iii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Acquisition Merger Effective Time, any event or circumstance relating to SPAC or Merger Sub, or their respective officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Merger Materials, SPAC shall promptly inform the Company.

(d)                The Company represents that the information supplied by it for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective and (ii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Acquisition Merger Effective Time, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Merger Materials, the Company shall promptly inform SPAC.

(e)                Prior to distributing materials to be provided to the stockholders of the Company in connection with soliciting consent from such persons to the Transactions contemplated by this Agreement, the Company shall provide a draft copy of such materials to SPAC and shall consider in good faith any comments or suggested changes that SPAC proposes with respect to such materials.

Section 7.03           Company Stockholder Approval; Lock-Up Agreements.

(a)                The Company shall (i) obtain and deliver to SPAC the Requisite Company Stockholder Approval, (A) in the form of a written consent attached hereto as Exhibit E (the “Written Consent”) executed by each of the Key Company Stockholders (pursuant to the Stockholder Support Agreement), as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, and in any event within forty eight (48) hours after the Registration Statement is declared effective, and (B) in accordance with the terms and subject to the conditions of the Company’s certificate of incorporation and bylaws and other organizational documents, and (ii) take all other action necessary or advisable to secure the Requisite Company Stockholder Approval and, if applicable, any additional consents or approvals of its stockholders related thereto. If the Company fails to deliver the Written Consent to SPAC within forty eight (48) hours of the Registration Statement becoming effective (a “Written Consent Failure”), SPAC shall have the right to terminate this Agreement as set forth in Section 9.01(e).

(b)                Prior to the Acquisition Closing, the Company shall deliver to SPAC copies of joinders to the Lock-Up Agreement, in the form attached as Exhibit A thereto, duly executed by (i) all members of the Company’s management who hold securities of the Company and (ii) the securityholders of the Company, who, together with the Key Company Stockholders and such management securityholders, hold at least seventy percent (70%) of the aggregate issued and outstanding securities of the Company.

Section 7.04           SPAC Shareholders’ Meeting; Merger Sub Stockholder’s Approval.

(a)                SPAC shall call and hold the SPAC Shareholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Required SPAC Proposals, and SPAC shall use its reasonable best efforts to hold the SPAC Shareholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective; provided, that SPAC may (or, upon the receipt of a request to do so from the Company, shall) postpone or adjourn the SPAC Shareholders’ Meeting on one or more occasions for up to thirty (30) days in the aggregate (or, if earlier, until the Outside Date) upon the good faith determination by the SPAC Board that such postponement or adjournment is reasonably necessary to solicit additional proxies to obtain approval of the Required SPAC Proposals or otherwise take actions consistent with SPAC’s obligations pursuant to Section 7.09. SPAC shall use its reasonable best efforts to obtain the approval of the Required SPAC Proposals at the SPAC Shareholders’ Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Required SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders. The SPAC Board shall recommend to its shareholders that they approve the Required SPAC Proposals (the “SPAC Recommendation”) and shall include the SPAC Recommendation in the Proxy Statement. Neither the SPAC Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the SPAC Recommendation, or fail to include the SPAC Recommendation in the Proxy Statement; or (ii) approve, recommend or declare advisable (or publicly propose to do so) any SPAC Alternative Transaction.

(b)                Notwithstanding (i) the making of any inquiry or proposal with respect to a SPAC Alternative Transaction or (ii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.01, (A) in no event shall SPAC or Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any SPAC Alternative Transaction or terminate this Agreement in connection therewith and (B) SPAC and Merger Sub shall otherwise remain subject to the terms of this Agreement, including SPAC’s obligation to use reasonable best efforts to obtain the approval of the Required SPAC Proposals at the SPAC Shareholders’ Meeting in accordance with Section 7.04(a).

(c)                Promptly following the execution of this Agreement, SPAC shall approve and adopt this Agreement and approve the Acquisition Merger and the other Transactions as the sole stockholder of Merger Sub.

Section 7.05           Access to Information; Confidentiality.

(a)                From the date of this Agreement until the Acquisition Merger Effective Time, the Company and SPAC shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to provide access to or disclose information where the access or disclosure would eliminate the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such elimination or contravention), any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Company or SPAC, as applicable, and in compliance with all measures implemented by Governmental Authorities in response to COVID-19.

(b)                All information obtained by the parties pursuant to this Section 7.05 shall be kept confidential in accordance with the confidentiality agreement, dated September 22, 2021 (the “Confidentiality Agreement”), between SPAC and the Company.

(c)                Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.06           Incentive Equity Plan; ESPP. Prior to the Domestication Closing Date, the following plans shall be adopted, subject to approval of the shareholders of SPAC: (a) a 2022 Incentive Award Plan (the “Omnibus Incentive Plan”), which shall provide for (i) a share reserve no less than ten percent (10%) of the number of shares of fully-diluted Domesticated SPAC Common Stock outstanding immediately following the Acquisition Closing and (ii) for the first ten years of the term of the Omnibus Incentive Plan, an annual “evergreen” increase of not more than ten percent (10%) of the number of shares of Domesticated SPAC Common Stock outstanding as of each December 31 immediately prior to the date of such increase; and (b) an employee stock purchase plan (the “ESPP”), which shall provide for (i) purchase rights with respect to up to ten percent (10%) of the number of shares of fully-diluted Domesticated SPAC Common Stock outstanding immediately following the Acquisition Closing and (ii) for the first ten years of the term of the ESPP, an annual “evergreen” increase of not more than ten percent (10%) of the number of shares of Domesticated SPAC Common Stock outstanding as of each December 31 immediately prior to the date of such increase, in the case of each of (a) and (b), to be effective as of the Acquisition Closing or as otherwise set forth in the applicable plan document and with such other terms to be mutually agreed upon between SPAC and the Company, with deference to input from the Company Board. On the Acquisition Closing Date, the Domesticated SPAC shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Domesticated SPAC Common Stock issuable under the Omnibus Incentive Plan and the ESPP, and the Domesticated SPAC shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Omnibus Incentive Plan and ESPP remain outstanding.

Section 7.07           Directors’ and Officers’ Indemnification.

(a)                The certificate of incorporation and bylaws of the Domesticated SPAC shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the charter or bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Acquisition Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Acquisition Merger Effective Time, were directors, officers, employees, fiduciaries or agents of the Company (the “D&O Indemnitees”), unless such modification shall be required by applicable Law. The parties hereto further agree that with respect to the provisions of the charter, bylaws or limited liability company agreements of the Company Subsidiaries relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Acquisition Merger Effective Time in any manner that would affect adversely the rights thereunder of the D&O Indemnitees, unless such modification shall be required by applicable Law. For a period of six years from the Acquisition Merger Effective Time, the Domesticated SPAC shall indemnify and hold harmless each present and former director and officer of the Company or any Company Subsidiary against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Acquisition Merger Effective Time, whether asserted or claimed prior to, at or after the Acquisition Merger Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Certificate of Incorporation or the bylaws of the Company, the charter, bylaws or limited liability company agreements of the Company Subsidiary, or any indemnification agreement in effect on the date of this Agreement to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b)                The certificate of incorporation and bylaws of the Domesticated SPAC shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth as of the date hereof in the charter or bylaws of SPAC and Merger Sub, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Acquisition Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Acquisition Merger Effective Time, were directors, officers, employees, fiduciaries or agents of SPAC (the “SPAC D&O Indemnitees”), unless such modification shall be required by applicable Law. The parties hereto further agree that with respect to the provisions of the charter or bylaws of SPAC as of the date hereof relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Acquisition Merger Effective Time in any manner that would affect adversely the rights thereunder of the SPAC D&O Indemnitees, unless such modification shall be required by applicable Law. For a period of six years from the Acquisition Merger Effective Time, the Domesticated SPAC shall indemnify and hold harmless each present and former director and officer of SPAC against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Acquisition Merger Effective Time, whether asserted or claimed prior to, at or after the Acquisition Merger Effective Time, to the fullest extent that SPAC would have been permitted under applicable Law, the SPAC Articles of Association, the certificate of incorporation or bylaws of Merger Sub, or any indemnification agreement in effect on the date of this Agreement to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(c)                For a period of six years from the Acquisition Merger Effective Time, the Domesticated SPAC shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those persons who are (i) currently covered by the Company’s directors’ and officers’ liability insurance policy and (ii) at or after the Acquisition Closing Date on the board of directors of the Domesticated SPAC (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or Representatives) (the “Company D&O Insurance”) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Domesticated SPAC be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2021 (the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Domesticated SPAC will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Acquisition Merger Effective Time, the Company may purchase a prepaid “tail” policy with respect to the Company D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Acquisition Merger Effective Time, the Domesticated SPAC will maintain such “tail” policy in full force and effect for a period of no less than six years after the Acquisition Merger Effective Time and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy and the Domesticated SPAC is unable to obtain the insurance described in this Section 7.07(c) for an amount less than or equal to the Maximum Annual Premium, the Domesticated SPAC will instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium.

(d)                Prior to the Acquisition Merger Effective Time, SPAC may purchase a prepaid “tail” policy (a “SPAC Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by SPAC’s directors’ and officers’ liability insurance policies (the “SPAC D&O Insurance”). If SPAC elects to purchase such SPAC Tail Policy prior to the Acquisition Merger Effective Time, the Domesticated SPAC will maintain such SPAC Tail Policy in full force and effect for a period of no less than six years after the Acquisition Merger Effective Time and continue to honor SPAC’s obligations thereunder.

(e)                With respect to any claims that may be made under the Company D&O Insurance or the SPAC D&O Insurance or any applicable “tail” policies, (i) prior to the Acquisition Merger Effective Time, SPAC and the Company shall cooperate with the other party as reasonably requested by such other party, and (ii) after the Acquisition Merger Effective Time, the Domesticated SPAC shall cooperate with any person insured by such policies as reasonably requested by such person. For the avoidance of doubt, any D&O Insurance intended to cover claims arising out of or pertaining to matters existing or occurring after the Acquisition Merger Effective Time shall be an expense of the Domesticated SPAC following the Acquisition Closing.

(f)                 The provisions of this Section 7.07 (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee and each SPAC D&O Indemnitee, in each case, who is an intended third-party beneficiary of this Section 7.07; and (ii) are in addition to any rights such D&O Indemnitees or SPAC D&O Indemnitees may have under the certificate of incorporation and bylaws of the Domesticated SPAC or its Subsidiaries, as the case may be, or under any applicable Contracts or Laws and not intended to, nor shall be construed or shall release or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to SPAC, the Domesticated SPAC or their respective Subsidiaries for any of their respective directors, officers or other employees (it being understood and agreed that the indemnification provided for in this Section 7.07 is not prior to or in substitution of any such claims under such policies).

(g)                Notwithstanding anything contained in this Agreement to the contrary, this Section 7.07 shall survive the consummation of the Merger Steps indefinitely and shall be binding, jointly and severally, on the Domesticated SPAC and all successors and assigns of the Domesticated SPAC. In the event the Domesticated SPAC or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provisions shall be made so that the successors and assigns of the Domesticated SPAC shall assume, at and as of the closing of the applicable transaction referred to in this Section 7.07(g) all of the obligations set forth in this Section 7.07.

(h)                On the Acquisition Closing Date, the Domesticated SPAC shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the directors and officers of SPAC following the Acquisition Closing, which indemnification agreements shall continue to be effective following the Acquisition Closing. For the avoidance of doubt, the indemnification agreements with the directors and officers of SPAC prior to the Acquisition Closing in effect as of the date hereof and listed in Section 7.07(h) of the SPAC Disclosure Schedule shall continue to be effective following the Acquisition Closing, and the Domesticated SPAC shall continue to honor SPAC’s obligations thereunder.

Section 7.08           Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Acquisition Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

Section 7.09           Further Action; Reasonable Best Efforts.

(a)                Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger Steps. In case, at any time after the Acquisition Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)                Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to this Agreement or the Transactions and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement and the Transactions unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c)                Notwithstanding the generality of the foregoing, SPAC shall use its reasonable best efforts to consummate the Private Placement in accordance with the Subscription Agreements, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) SPAC the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms, and the Company shall use its reasonable best efforts to cooperate with SPAC in such efforts. SPAC shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), permit or consent to any amendment, supplement or modification to or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, any Subscription Agreement.

(d)                Prior to the Acquisition Closing, the Company shall have delivered to SPAC copies of notices sent to third parties, set forth in Section 7.09(d) of the Company Disclosure Schedule, in each case in a form reasonably acceptable to SPAC.

Section 7.10           Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Acquisition Closing Date (or the earlier termination of this Agreement in accordance with ARTICLE IX) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Capital Market, each of SPAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger Steps or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party; provided that no party shall be required to obtain consent pursuant to this Section 7.10 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 7.10. Furthermore, nothing contained in this Section 7.10 shall prevent SPAC or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.10.

Section 7.11           Stock Exchange Listing. Each of SPAC and the Company will use its reasonable best efforts to cause the Domesticated SPAC Common Stock to be issued in connection with the Transactions (including the Domesticated SPAC Common Stock to be issued in the Private Placements and the Earnout Shares and Management Earnout Shares, as applicable) and the Assumed SPAC Warrants (and the Domesticated SPAC Common Stock issuable upon exercise thereof) to be approved for listing on the Nasdaq Capital Market at the Acquisition Closing. During the period from the date hereof until the Domestication Closing, SPAC shall use its reasonable best efforts to keep the SPAC Units, SPAC Ordinary Shares and SPAC Warrants listed for trading on the Nasdaq Capital Market.

Section 7.12           Antitrust.

(a)                To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and with respect to the HSR Act make any required filings no later than ten (10) Business Days after the date of this Agreement. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)                SPAC and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided, that materials required to be provided pursuant to this Section 7.12(b) may be restricted to outside counsel and may be redacted (vi) to remove references concerning the valuation of the Company, and (vii) as necessary to comply with contractual arrangements.

(c)                No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.13           Trust Account. As of the Acquisition Merger Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in the SPAC Articles of Association will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Merger Steps or otherwise, and no shareholder of SPAC shall be entitled to receive any amount from the Trust Account. At least 72 hours prior to the Acquisition Merger Effective Time, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Acquisition Merger Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to SPAC (to be held as available cash for immediate use on the balance sheet of SPAC, and to be used (a) to pay unpaid Company Transaction Expenses and unpaid SPAC Transaction Expenses and (b) thereafter, for working capital and other general corporate purposes of the business following the Acquisition Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.14           Tax Matters.

(a)                This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of SPAC, the Domesticated SPAC, Merger Sub, the Company and the Company Subsidiaries shall (i) use its respective reasonable best efforts to: (A) cause the Domestication to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code to which SPAC is a party within the meaning of Section 368(b) of the Code, (B) cause the Acquisition Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which the Domesticated SPAC, Merger Sub and the Company are parties within the meaning of Section 368(b) of the Code, and (C) not (and not permit or cause any of their affiliates, subsidiaries or Representatives to) take any action which to its knowledge could reasonably be expected to materially prevent or impede the Domestication or the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code as described above, and (ii) report each of the Domestication and the Acquisition Merger as a “reorganization” within the meaning of Section 368(a) of the Code as described above unless otherwise required by Law or pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Acquisition Merger. Each of SPAC and the Company will use its reasonable best efforts to reasonably cooperate with one another and their respective Tax advisors in connection with the issuance to SPAC or the Company of advice or an opinion relating to the Tax consequences of the Transactions, including using reasonable best efforts to deliver to the relevant Tax advisor a certificate (dated as of the necessary date and signed by an officer of SPAC or the Company, or their respective affiliates, as applicable) containing such customary representations as are reasonably necessary or appropriate for such purposes. To the extent any Company Warrants will be repurchased or otherwise settled in cash in connection with the Transactions (or immediately prior to the Transactions), SPAC and the Company agree that the cash consideration for such settlement shall be furnished by solely the Company (and not by SPAC, Merger Sub, or the Domesticated SPAC), and the Company and SPAC will cooperate to document such arrangement. Notwithstanding anything to the contrary herein, if, after the date hereof but prior to receipt of the approval of the Required SPAC Proposals, the Company and SPAC mutually determine (acting reasonably and in good faith) that either Merger Step is not expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the parties to this Agreement shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify or, where such may not be possible, to minimize the aggregate amount of gain recognized for U.S. federal income Tax purposes as a result of the Merger Steps, including, with respect to the Acquisition Merger, by adding a merger to take place immediately after the Acquisition Merger whereby the Surviving Subsidiary Corporation in the Acquisition Merger would merge with and into another wholly owned subsidiary of the Domesticated SPAC that is a limited liability company disregarded as separate from the Domesticated SPAC for U.S. federal income Tax purposes, with the new wholly owned subsidiary of the Domesticated SPAC being the surviving company in such merger.

(b)                All transfer, documentary, sales, use, real property transfer, stamp, registration and other similar Taxes, fees and costs incurred in connection with this Agreement (“Transfer Taxes”) shall be paid by the Domesticated SPAC and shall be deemed to be SPAC Transaction Expenses for purposes of this Agreement.

(c)                At least five (5) days prior to the Acquisition Closing, the Company shall deliver to SPAC, in a form reasonably acceptable to SPAC, a properly executed certification that shares of Company Common Stock are not “United States real property interests” within the meaning of Section 897(C) of the Code in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by the Domesticated SPAC with the IRS at or following the Acquisition Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations. In no way will any failure to deliver the certifications described in this Section 7.14(c) give rise to any failure of the conditions to closing described in Article VIII.

Section 7.15           Directors. The Company and SPAC shall take all necessary action so that immediately after the Acquisition Merger Effective Time, the board of directors of the Domesticated SPAC is comprised of seven (7) directors and two (2) non-voting board observers, which shall initially include (a) four (4) “independent” director nominees set forth on Schedule C-1 (and to the extent that Schedule C-1 does not list four (4) “independent” director nominees, the remaining number of “independent” director nominees shall be mutually designated by SPAC and the Company; provided that, to the extent that an agreement cannot be reached by SPAC and the Company within thirty (30) days of the date of this Agreement, such individuals shall be designated by the Company pursuant to written notice to SPAC following such date), (b) one (1) director nominee set forth on Schedule C-1 who shall have an initial three (3) year term (and to the extent that Schedule C-1 does not list one (1) such director nominee, such nominee shall be mutually designated by SPAC and the Company; provided that, to the extent that an agreement cannot be reached by SPAC and the Company within thirty (30) days of the date of this Agreement, such individual shall be designated by SPAC pursuant to written notice to the Company following such date), (c) two (2) director nominees designated by the Company and (d) the two (2) non-voting observer nominees set forth on Schedule C-2 (or otherwise designated by the Sponsor from time to time), who shall each have an initial three (3) year term, renewing annually thereafter.

Section 7.16           SPAC Public Filings. From the date hereof through the Acquisition Closing, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.17           Audited Financial Statements. If the mailing of the Merger Materials pursuant to Section 7.02(a) has not occurred prior to February 14, 2022 and this Agreement has not been earlier terminated pursuant to Section 9.01, the Company shall use its reasonable best efforts to deliver to SPAC as promptly as practicable after March 15, 2022 true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2021, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the year then ended, each audited in accordance with the auditing standards of the PCAOB (collectively, the “Audited Financial Statements”); provided, that upon delivery of the Audited Financial Statements, the representations and warranties set forth in Section 4.07 shall be deemed to apply to the Audited Financial Statements in the same manner as the Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

Section 7.18           Litigation.

(a)                In the event that any litigation related to this Agreement or the transactions contemplated hereby is brought, or, to the knowledge of SPAC, threatened in writing, against SPAC or the SPAC Board by any of SPAC’s shareholders prior to the Acquisition Closing, SPAC shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. SPAC shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(b)                With respect to (i) any Action disclosed in Section 4.09 of the Company Disclosure Schedule or (ii) any Action brought after the date of this Agreement that would have been required to be disclosed in Section 4.09 of the Company Disclosure Schedule had such Action been brought prior to the date of this Agreement, the Company shall, (x) to the extent not already disclosed in Section 4.09 of the Company Disclosure Schedule, promptly notify SPAC of any such Action and (y) keep SPAC reasonably informed with respect to the status of any such Action and provide SPAC with all material correspondence, pleadings and updates regarding such Action. The Company shall consult with SPAC regarding the defense of any such Action (including regarding the choice of any counsel to defend such Action to the extent counsel has not already been engaged with respect to such Action prior to the date of this Agreement), shall give due consideration to SPAC’s advice with respect to such litigation and shall not settle or agree to settle any such Action without the prior written consent of SPAC, such consent not to be unreasonably withheld, conditioned or delayed.

Section 7.19           Company Community Shares. As promptly as practicable following the date of this Agreement, and in all events prior to the date upon which the Registration Statement is declared effective, the Company shall determine, following reasonable consultation with SPAC, (i) whether to distribute Company Community Shares and (ii) the number of Company Community Shares (up to the Company Community Share Amount) to be distributed. The Company and SPAC shall determine the appropriate mechanism for distributing the Company Community Shares and the persons to whom such Company Community Shares shall be distributed. If the Company determines that the Company Community Shares will be distributed, (x) SPAC and the Company shall cooperate in good faith to include the registration of the Company Community Shares on the Registration Statement and (y) no later than ten (10) Business Days prior to the expected date of the Acquisition Closing, the Company shall deliver to SPAC a written notice setting forth the mechanism for distributing the Company Community Shares and the persons to whom such Company Community Shares shall be distributed. For the avoidance of doubt, nothing in this Agreement shall create any right to receive any Company Community Shares, or any obligation of the Company, SPAC or Domesticated SPAC to issue or register any Company Community Shares, and no person other than the parties hereto shall be a third-party beneficiary of this Agreement with respect to the Company Community Shares.

Section 7.20           Management Earnout RSUs. Promptly following the date hereof, the Company shall issue Management Earnout RSUs to the individuals and in the amounts set forth in Section 7.20 of the Company Disclosure Schedule.

Section 7.21           PPP Loan(a). Prior to the Acquisition Closing, the Company shall, at the Company’s option, either (x) request and receive consent from the PPP Lender to the Transactions (or, to the extent no consent is required, deliver notice to the PPP Lender of the Transactions) or (y) repay in full the PPP Loan and any other loan outstanding under the Paycheck Protection Program, in full compliance with the CARES Act and any other applicable Law, in which case, the Company shall deliver to SPAC payoff and release letters from the holders of such debt that (i) reflect the amounts required to pay in full such debt and (ii) provide that, upon payment in full of the amounts indicated, all Liens with respect to the assets of the Company and the Company Subsidiaries shall be terminated and of no further force and effect.

Section 7.22           Terminations and Releases.

(a)                Upon or prior to the Acquisition Closing, the Company shall deliver to SPAC evidence reasonably satisfactory to SPAC of the terminations, each effective as of the Acquisition Closing, of the Company Voting Agreement, the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement, and except as set forth in Section 4.20(c) of the Company Disclosure Schedule, each Side Letter Agreement.

(b)                Upon or prior to the Acquisition Closing, the Company shall deliver to SPAC evidence reasonably satisfactory to SPAC of the release of all Liens (other than Permitted Liens) set forth in Section 7.22(b) of the Company Disclosure Schedule, including appropriate UCC termination statements.

Section 7.23           SPAC Cash. Immediately prior to the Acquisition Closing, SPAC shall have the right to distribute any cash on hand of SPAC (excluding, for the avoidance of doubt, funds in the Trust Fund) to the SPAC Founder Shareholders unless such distribution would cause the condition in Section 8.03(f) to be not satisfied. In the event that SPAC does not distribute such cash to the SPAC Founder Shareholders immediately prior to the Acquisition Closing, such cash shall be held in SPAC for the benefit of the SPAC Founder Shareholders and SPAC shall remit such cash to the SPAC Founder Shareholders on the Acquisition Closing Date.

ARTICLE VIII

CONDITIONS TO THE MERGER STEPS

Section 8.01           Conditions to the Obligations of Each Party for the Acquisition Closing. The obligations of the Company, SPAC and Merger Sub to consummate the Transactions, including the Merger Steps, are subject to the satisfaction or waiver (where permissible) at or prior to the Acquisition Merger Effective Time of the following conditions:

(a)                Written Consent. The Written Consent, constituting the Requisite Company Stockholder Approval, shall have been delivered to SPAC.

(b)                SPAC Shareholders’ Approval. The Required SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of SPAC in accordance with the Proxy Statement, the DGCL, the Companies Act, the SPAC Articles of Association and the rules and regulations of the Nasdaq Capital Market.

(c)                No Order. No Governmental Authority shall have enacted, issued, enforced or entered any Law or Governmental Order which is then in effect and has the effect of making the Transactions, including the Merger Steps, illegal or otherwise prohibiting consummation of the Transactions, including the Merger Steps.

(d)                HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission, as applicable) shall have expired or been terminated.

(e)                Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f)                 Stock Exchange Listing. The shares of Domesticated SPAC Common Stock to be issued pursuant to this Agreement (including the Earnout Shares and the Management Earnout Shares) and the Subscription Agreements and the Assumed SPAC Warrants (and the Domesticated SPAC Common Stock issuable upon exercise thereof) shall have been approved for listing on the Nasdaq Capital Market, or another national securities exchange mutually agreed to by the parties, as of the Acquisition Closing Date, subject only to official notice of issuance thereof.

(g)                SPAC Net Tangible Assets. Either SPAC shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the SPAC Organizational Documents and after giving effect to the Financing and Private Placements or SPAC’s Ordinary Shares shall not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act.

(h)                Domestication Closing. The Domestication Closing shall have been completed as provided in Section 2.02(b).

Section 8.02           Conditions to the Obligations of SPAC and Merger Sub. The obligations of SPAC and Merger Sub to consummate the Transactions, including the Merger Steps, are subject to the satisfaction or waiver (where permissible) at or prior to the Acquisition Merger Effective Time of the following additional conditions:

(a)                Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.01, Section 4.03 (other than clauses (a), (b), (c) and (g) thereof, which are subject to clause (iii) below), Section 4.04 and Section 4.24 shall each be true and correct in all material respects as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 4.08(b)(iii) shall be true and correct in all respects as of the date hereof and the Acquisition Merger Effective Time, (iii) Section 4.03(a), Section 4.03(b), Section 4.03(c) and Section 4.03(g) shall be true and correct in all respects as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.01 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), in all but de minimis respects and (iv) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)                Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Acquisition Merger Effective Time.

(c)                No Material Adverse Effect. There shall not have occurred any Company Material Adverse Effect after the date of this Agreement the material adverse effects of which are continuing.

(d)                Officer Certificate. The Company shall have delivered to SPAC a certificate, dated as of the Acquisition Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.03(c).

Section 8.03           Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger Steps, are subject to the satisfaction or waiver (where permissible) at or prior to the Acquisition Merger Effective Time of the following additional conditions:

(a)                Representations and Warranties. The representations and warranties of SPAC and Merger Sub contained in (i) Section 5.01, Section 5.03(b), Section 5.03(c), Section 5.04 and Section 5.11 shall each be true and correct in all material respects as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 5.08(f)(iii) shall be true and correct in all respects as of the date hereof and the Acquisition Merger Effective Time, (iii) Section 5.03(a) and Section 5.03(d) shall be true and correct in all respects as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to the Company, SPAC, Merger Sub or their affiliates and (iv) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b)                Agreements and Covenants. SPAC and Merger Sub shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Acquisition Merger Effective Time; provided, that for purposes of this Section 8.03(b), a covenant or agreement of SPAC or Merger Sub shall only be deemed to have not been performed if SPAC or Merger Sub, as applicable, has materially breached such covenant or agreement and failed to cure within five (5) days after written notice of such breach has been delivered to SPAC (or if earlier, the Outside Date).

(c)                Officer Certificate. SPAC shall have delivered to the Company a certificate, dated as of the Acquisition Closing Date, signed by the Chief Executive Officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

(d)                Trust Fund. SPAC shall have made all necessary and appropriate arrangements with the Trustee to have all of the funds in the Trust Fund disbursed to SPAC prior to the Acquisition Merger Effective Time, and all such funds released from the Trust Account shall be available to SPAC in respect of all or a portion of the payment obligations set forth in Section 7.13 and the payment of SPAC’s fees and expenses incurred in connection with this Agreement and the Transactions.

(e)                Redemption. SPAC shall have provided the holders of Domesticated SPAC Common Stock with the opportunity to redeem their Domesticated SPAC Common Stock in connection with the Transactions.

(f)                 Minimum Cash. Immediately after giving effect to the consummation of the Transactions on the Acquisition Closing Date (including the Financing and the Private Placements), SPAC and/or the Company (including any of the Company Subsidiaries) shall have cash on hand of at least $30,000,000 (pro forma for any payments required to be made in connection with the consummation of the Transactions (assuming all Company Transaction Expenses and SPAC Transaction Expenses are properly invoiced (whether or not so invoiced)).

(g)                Non-Continuing SPAC Officers and Directors. Those SPAC officers and directors set forth on Exhibit F shall have resigned or otherwise been removed effective as of or prior to the Acquisition Closing.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01           Termination. This Agreement may be terminated and the Merger Steps and the other Transactions may be abandoned at any time prior to the Acquisition Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or SPAC, as follows:

(a)                by mutual written consent of SPAC and the Company;

(b)                by either SPAC or the Company if the Acquisition Merger Effective Time shall not have occurred prior to August 8, 2022 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;

(c)                by either SPAC or the Company if any Governmental Order has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger Steps, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger Steps;

(d)                by either SPAC or the Company if any of the Required SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Shareholders’ Meeting (subject to any adjournment, postponement or recess of such meeting);

(e)                by SPAC, in the event of a Written Consent Failure; provided, that SPAC may not terminate this Agreement under this Section 9.01(e) for so long as the Company continues to exercise its reasonable efforts to cure such Written Consent Failure, unless such Written Consent Failure is not cured within five (5) Business Days after notice of such Written Consent Failure is provided by SPAC to the Company;

(f)                 by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided, that SPAC has not waived such Terminating Company Breach and SPAC and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Company Breach is curable by the Company, SPAC may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by SPAC to the Company; or

(g)                by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC or Merger Sub set forth in this Agreement, or if any representation or warranty of SPAC or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating SPAC Breach”); provided, that the Company has not waived such Terminating SPAC Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating SPAC Breach is curable by SPAC and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as SPAC and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to SPAC.

Section 9.02           Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Section 7.05(b) (Continued Effect of Confidentiality Agreement), this Section 9.02 (Effect of Termination) and Article X (General Provisions) and any corresponding definitions set forth in Article I, or in the case of termination subsequent to fraud or a willful material breach of this Agreement by a party hereto occurring prior to such termination.

Section 9.03           Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement (including but not limited to Section 2.06), all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger Steps or any other Transaction is consummated. For the avoidance of doubt, subject to the consummation of the Transactions, the Surviving Subsidiary Corporation shall bear and shall pay or cause to paid: (a) all Company Transaction Expenses and (b) all SPAC Transaction Expenses up to $13,000,000.

Section 9.04           Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Acquisition Merger Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. Notwithstanding anything to the contrary contained herein, Section 6.03, Section 10.05, Section 10.11 and Section 10.13 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

Section 9.05           Waiver. At any time prior to the Acquisition Merger Effective Time, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of SPAC or Merger Sub contained herein or in any document delivered by SPAC or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of SPAC or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

Section 10.01       Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to SPAC or Merger Sub:

CHW Acquisition Corporation

2 Manhattanville Road, Suite 403

Purchase, NY 10577

Attention: Jonah Raskas

Email: jonah@chwacquisitioncorp.com

with a copy to:

McDermott Will & Emery LLP

One Vanderbilt Avenue

New York, NY 10017

Attention: Ari Edelman

Harold Davidson

Email:      aedelman@mwe.com

hdavidson@mwe.com

if to the Company, to:

Wag Labs, Inc.

55 Francisco Street, Suite 360

San Francisco, CA 94133

Attention: Nicholas Yu

Email: nicholas.yu@wagwallking.com

with copies to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York NY 10006

Attention: James E. Langston

Adam Brenneman

Charles W. Allen

Email: jlangston@cgsh.com

abrenneman@cgsh.com

callen@cgsh.com

Section 10.02       Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Acquisition Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Acquisition Closing (and there shall be no liability after the Acquisition Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Acquisition Closing and then only with respect to any breaches occurring after the Acquisition Closing and (b) this Article X and any corresponding definitions set forth in Article I.

Section 10.03       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04       Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.05(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 10.05       Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) Section 3.03(c), Section 7.07, Section 7.23, Section 10.11 and Section 10.12 (each of which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons), (b) Section 3.05 and Section 7.15 (each of which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons and the Sponsor), (c) Section 6.03, Section 9.04, Section 10.05, Section 10.11 and Section 10.13 (each of which is intended to be for the benefit of the Debt Financing Sources covered thereby and may be enforced by such persons), and (d) Section 9.03 (which is intended to be for the benefit of the persons covered thereby and which may be enforced by the Sponsor), in each case of the foregoing taken together with this Article X and any corresponding definitions set forth in Article I.

Section 10.06       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery; provided, that if jurisdiction is not then available in the Delaware Court of Chancery, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (c) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (d) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (e) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07       Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08       Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09       Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10       Specific Performance.

(a)                The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger Steps) in the Court of Chancery of the State of Delaware, County of New Castle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b)                Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (A) the amount of time during which such Action is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Action.

Section 10.11       No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any Debt Financing Source, any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud, and, to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

Section 10.12       Conflicts and Privilege.

(a)                Each of the parties hereto, on its own behalf and on behalf of its Related Persons (including, after the Acquisition Closing Date, the Surviving Subsidiary Corporation and the Company Subsidiaries), hereby agree that, in the event that a dispute with respect to this Agreement or the Transactions arises after the Acquisition Closing Date between or among (x) the Sponsor, the equityholders of SPAC or the equityholders of the Sponsor and/or or any of their respective directors, members, partners, officers, employees or affiliates (other than SPAC, the Surviving Subsidiary Corporation and the Company Subsidiaries) (collectively, the “Sponsor Group”), on the one hand, and (y) SPAC, the Surviving Subsidiary Corporation, any Company Subsidiary and/or any of their Related Persons, on the other hand, any legal counsel, including McDermott Will & Emery LLP (“McDermott”), that represented SPAC and/or any member of the Sponsor Group prior to the Acquisition Closing Date may represent any member of the Sponsor Group in such dispute even though the interests of such persons may be directly adverse to SPAC, the Surviving Subsidiary Corporation, any Company Subsidiary and/or any of their Related Persons and even though such counsel may have represented SPAC and/or any member of the Sponsor Group in a matter substantially related to such dispute, or may be handling ongoing matters for SPAC, the Surviving Subsidiary Corporation, any Company Subsidiary and/or any member of the Sponsor Group. SPAC and the Company, on behalf of their respective successors and assigns and their Related Persons (including, after the Acquisition Closing Date, the Surviving Subsidiary Corporation and the Company Subsidiaries), further agree that, as to all legally privileged communications prior to the Acquisition Closing Date (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the Transactions) between or among SPAC and/or any member of the Sponsor Group, on the one hand, and McDermott, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Acquisition Merger and belong to the Sponsor Group after the Acquisition Closing Date, and shall not pass to or be claimed or controlled by SPAC, the Surviving Subsidiary Corporation or any Company Subsidiary.

(b)                Each of the parties hereto, on its own behalf and on behalf of its Related Persons (including, after the Acquisition Closing Date, the Surviving Subsidiary Corporation and the Company Subsidiaries), hereby agree that, in the event that a dispute with respect to this Agreement or the Transactions arises after the Acquisition Closing Date between or among (x) the equityholders of the Company and/or or any of their respective directors, members, partners, officers, employees or affiliates (other than the Surviving Subsidiary Corporation) (collectively, the “Company Group”), on the one hand, and (y) the Domesticated SPAC, the Surviving Subsidiary Corporation or any of their Subsidiaries or affiliates, on the other hand, any legal counsel, including Cleary Gottlieb Steen & Hamilton LLP (“Cleary”), that represented the Company prior to the Acquisition Closing Date may represent any member of the Company Group in such dispute even though the interests of such persons may be directly adverse to the Domesticated SPAC or the Surviving Subsidiary Corporation or the Company Subsidiaries and even though such counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Domesticated SPAC or the Surviving Subsidiary Corporation or the Company Subsidiaries. SPAC and the Company, on behalf of their respective successors and assigns and their Related Persons (including, after the Acquisition Closing Date, the Surviving Subsidiary Corporation and the Company Subsidiaries), further agree that, as to all legally privileged communications prior to the Acquisition Closing Date (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the Transactions) between or among the Company or any member of the Company Group, on the one hand, and Cleary, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Acquisition Merger and belong to the Company Group after the Acquisition Closing Date, and shall not pass to or be claimed or controlled by the Domesticated SPAC or the Surviving Subsidiary Corporation.

Section 10.13       Debt Financing. Notwithstanding anything to the contrary contained in this Agreement, each of the parties to this Agreement: (i) agrees that it will not bring or support any person, or permit any of its affiliates to bring or support any person, in any litigation of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement or any of the Transactions, including, but not limited to, any dispute arising out of or relating in any way to the Commitment Papers or the performance thereof or the financings contemplated thereby, in any forum other than the state or federal courts located in New York County, State of New York; (ii) agrees that, except as specifically set forth in the Commitment Papers, all litigation (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Commitment Papers or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (iii) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER AT LAW OR IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THE COMMITMENT PAPERS OR THE PERFORMANCE THEREOF OR THE FINANCING CONTEMPLATED THEREBY. Other than SPAC in accordance with the express terms of the Commitment Papers, each of parties to this Agreement, on behalf of itself and each of their respective Subsidiaries and affiliates, and each director, officer, employee, agent or representative of the foregoing persons or any person acting on behalf of any of the foregoing persons hereby waives any and all rights or claims against any Debt Financing Source in connection with this Agreement, the Financing, the Commitment Papers and/or the transactions contemplated hereby and thereby, whether at law or equity, in contract, in tort or otherwise, and each such person agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any proceeding or legal or equitable action against any Debt Financing Source in connection with this Agreement, the Financing, the Commitment Papers and/or the transactions contemplated hereby and thereby (including any such proceeding or action relating to the Financing) and it is agreed that no Debt Financing Source shall have any liability or obligations, including for any claims, losses, settlements, liabilities, damages, costs, expenses, fines or penalties to any party to this Agreement in connection with this Agreement or the transactions contemplated hereby (other than to SPAC in accordance with the terms of the Commitment Papers).

[Signature Page Follows.]

IN WITNESS WHEREOF, SPAC, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPAC:

CHW ACQUISITION CORPORATION

By:	/s/ Mark Grundman
Name:	Mark Grundman
Title:	Co-Chief Executive Officer

MERGER SUB:

CHW MERGER SUB, INC.

By:	/s/ Mark Grundman
Name:	Mark Grundman
Title:	President

COMPANY:

WAG LABS, INC.

By:	/s/ Garrett Smallwood
Name:	Garrett Smallwood
Title:	Chief Executive Officer

(Signature Page – Business Combination Agreement)